QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
INNSUITES HOSPITALITY TRUST
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A
☐	Fee paid previously with preliminary materials. N/A
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: N/A
	(2)	Form, Schedule or Registration Statement No.: N/A
	(3)	Filing Party: N/A
	(4)	Date Filed: N/A

[TRUST LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the 2004 Annual Meeting of Shareholders of InnSuites Hospitality Trust (the "Trust") will be held in the Kachina Room at the InnSuites Hotels Phoenix Best Western, 1615 E. Northern Avenue, Phoenix, Arizona 85020 (phone: 602-997-6285) on Friday, December 10, 2004, at 11:00 a.m., local time, for the purpose of considering and acting upon:

  1.
  The election of three Trustees, one to hold office until the 2005 Annual Meeting of Shareholders and until his successor shall be elected and qualified and two to hold office until the 2007 Annual Meeting of Shareholders and until their successors shall be elected and qualified (listed as Proposal 1 on the Proxy Card).

  2.
  The approval of the following, proposed by the Trust in connection with its efforts to meet the continued listing standards of the American Stock Exchange:

  A.
  the issuance of Shares of Beneficial Interest of the Trust in exchange for the cancellation of indebtedness owed by the Trust to RRF Limited Partnership (listed as Proposal 2A on the Proxy Card);

  B.
  the issuance of Shares of Beneficial Interest of the Trust in consideration of the Trust's acquisition of all general partner interests of Yuma Hospitality Properties, Ltd. which are currently held by RRF Limited Partnership (listed as Proposal 2B on the Proxy Card);

  C.
  the issuance of Shares of Beneficial Interest of the Trust in exchange for the cancellation of indebtedness owed by the Trust to certain affiliates of James F. Wirth (listed as Proposal 2C on the Proxy Card); and

  D.
  the issuance of Shares of Beneficial Interest of the Trust upon the conversion of Class B limited partnership units in RRF Limited Partnership into Shares of Beneficial Interest by James F. Wirth and certain of his affiliates (listed as Proposal 2D on the Proxy Card).

  3.
  The transaction of any other business that properly may come before the meeting and any adjournments thereof.

        Shareholders of the Trust of record at the close of business on October 27, 2004 are entitled to vote at the 2004 Annual Meeting of Shareholders and any adjournments thereof.

By order of the Board of Trustees
MARC E. BERG Secretary

Phoenix, Arizona
November     , 2004

Shareholders are requested to complete, date, sign and return the enclosed Proxy Card in the envelope provided, which requires no postage if mailed in the United States.

[TRUST LOGO]

November     , 2004

InnSuites Hotels Centre
1615 E. Northern Avenue
Suite 102
Phoenix, Arizona 85020

PROXY STATEMENT

Proxy Solicitation

        The accompanying proxy is solicited by the Trustees of InnSuites Hospitality Trust (the "Trust") for use at the 2004 Annual Meeting of Shareholders to be held on Friday, December 10, 2004 and any adjournments thereof. In addition to the Trust's solicitation of proxies by mail, the Trustees, officers and regular employees of the Trust may also solicit the return of proxies by mail, telephone, telegram or personal contact, for which they will not receive additional compensation. The Trust will pay the cost of soliciting proxies in the accompanying form. The Trust will reimburse brokers or other persons holding Shares in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to the beneficial owners of such Shares.

General Information

        Shareholders of record at the close of business on October 27, 2004 (the record date) will be entitled to vote at the 2004 Annual Meeting of Shareholders and at any adjournments thereof. At that date, there were 2,349,155 Shares of Beneficial Interest of the Trust ("Shares") issued and outstanding. Each outstanding Share is entitled to one vote on all matters that properly come before the 2004 Annual Meeting. At least 1,174,578 Shares must be represented at the 2004 Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

        This Proxy Statement and the accompanying form of proxy are first being mailed to the shareholders of the Trust on or about November    , 2004. The Trust is also mailing with this Proxy Statement its Annual Report to Shareholders for the fiscal year ended January 31, 2004, its Quarterly Report on Form 10-Q for the three months ended April 30, 2004, as amended, and its Quarterly Report on Form 10-Q for the six months ended July 31, 2004.

        No appraisal rights are available under Ohio law or under the Declaration of Trust of the Trust to any shareholder who dissents from any of the Proposals.

        A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same Shares or by giving notice in writing to the Trust's Secretary or in an open meeting.

The Proposals

        Shares represented by properly executed proxy cards will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted FOR the following proposals (each, a "Proposal," and collectively, the "Proposals"):

  1.
  the election of the Trustee nominees named herein (listed as Proposal 1 on the Proxy Card), and

  2.
  the approval of each of the following:

  A.
  the issuance of up to 7,125,876 Shares in exchange for the cancellation of certain indebtedness of the Trust currently owed to RRF Limited Partnership (the "Debt Cancellation Proposal"), only 3,051,300 of which would remain outstanding following the consummation of the Debt Cancellation Proposal (listed as Proposal 2A on the Proxy Card);

    B.
    the issuance of up to 5,356,392 Shares in consideration of the Trust's acquisition of all general partner interests of Yuma Hospitality Properties, Ltd. currently held by RRF Limited Partnership (the "Acquisition Proposal"), only 2,293,607 of which would remain outstanding following the consummation of the Acquisition Proposal (listed as Proposal 2B on the Proxy Card);

    C.
    the issuance of up to 568,155 Shares in exchange for the cancellation of certain indebtedness of the Trust currently owed to certain affiliates of James F. Wirth (the "Notes Cancellation Proposal"), all 568,155 of which would remain outstanding following the consummation of the Notes Cancellation Proposal (listed as Proposal 2C on the Proxy Card); and

    D.
    the issuance of up to 1,000,000 Shares in exchange for the conversion of a like-number of Class B limited partnership units in RRF Limited Partnership into Shares by James F. Wirth and certain of his affiliates (the "Units Conversion Proposal"), all 1,000,000 of which would remain outstanding following the consummation of the Units Conversion Proposal (listed as Proposal 2D on the Proxy Card).

        The Board of Trustees recommends that the shareholders vote FOR each of the Trustee nominees. The Board of Trustees is not making a recommendation with respect to any of the Proposals. Each of the Trustees and executive officers other than Mr. Wirth, however, has indicated their intention to vote the Shares owned by them in favor of each of the Proposals. As of October 27, 2004, the Trustees and executive officers other than Mr. Wirth collectively own approximately 12.02% of the Trust's issued and outstanding Shares. Mr. Wirth and his affiliates have agreed to vote the Shares owned by them in the same proportions as the other votes cast with respect to each Proposal. As of October 27, 2004, Mr. Wirth and his affiliates collectively own approximately 25.99% of the Trust's issued and outstanding Shares.

        The approval of any one Proposal is not contingent upon the approval of any other Proposal. In addition, the Board of Trustees will implement any Proposal only if it determines that the implementation of that Proposal is in the best interests of the Trust, and may implement any of the Proposals that are approved by the shareholders regardless of the failure to approve any of the other Proposals.

        The approval of each Proposal requires the affirmative vote of a majority of the issued and outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes, unless a broker's authority to vote on a particular matter is limited, are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote (assuming a broker has unlimited authority to vote on the matter) has the same effect as a vote against a Trustee or a proposal, as each abstention or broker non-vote would be one less vote for a Trustee nominee or for the approval of a proposal.

SUMMARY OF PROPOSAL TERMS

        The following is a summary of the material terms of the Debt Cancellation Proposal, the Acquisition Proposal, the Notes Cancellation Proposal and the Units Conversion Proposal, and the Trust's proposed issuance of Shares thereunder. Cross references to further information contained in this Proxy Statement are provided with each summary item. This summary may not contain all of the information regarding the Proposals that you may consider important. You should read this entire proxy statement before voting your Shares.

Purposes of the Proposals

        The Trust's Board of Trustees believes that consummating the transactions contemplated by the Proposals would facilitate the Trust's compliance with the American Stock Exchange's continued listing standards.

        The failure of the Trust's shareholders to approve any one (or more) of the Proposals could substantially hinder the Trust's ability to regain compliance with the American Stock Exchange's continued listing standards. If the Trust's Shares were delisted from the American Stock Exchange, liquidity in the trading market for its Shares could be significantly decreased, which could greatly reduce the trading price of and increase the transaction costs of trading the Trust's Shares.

        The Trust can provide no assurance, however, that future events will not result in additional proceedings against the Trust with respect to the American Stock Exchange's continued listing standards.

        See "Purposes of Proposals 2A, 2B, 2C and 2D" herein (p. 45).

The Debt Cancellation Proposal (Proposal 2A)

•
RRF Limited Partnership, the Trust's operating partnership (the "Partnership"), would receive up to 7,125,876 Shares in exchange for the cancellation of an aggregate of $8.3 million in principal plus approximately $260,000 in accrued but unpaid interest owed by the Trust to the Partnership (p. 31).

•
The maximum number of Shares to be issued by the Trust in connection with the Debt Cancellation Proposal (7,125,876) is based on a price of $1.20 per Share. The exact number of Shares to be issued to the Partnership would be determined by dividing the amount of the debt (principal and accrued but unpaid interest) by the market price of the Trust's Shares at the effective time of the debt cancellation, provided, however, that regardless of the market price, the per Share price used for this calculation will not be less than $1.20 or more than $2.00 (p. 31).

•
The Shares received by the Partnership would be immediately distributed to its partners, which include the Trust (as the sole general partner) and James F. Wirth and his affiliates (as majority limited partners) (p. 31).

•
Due to the Trust's ownership interest in the Partnership, the Trust's receipt of Shares from the Partnership would cause up to 4,074,576 of the total Shares issued in connection with the Debt Cancellation Proposal to be held by the Trust as treasury shares, with the result that only 3,051,300 of the issued Shares would remain outstanding. Mr. Wirth and his affiliates will receive up to 2,409,971 of the total Shares issued in connection with the Debt Cancellation Proposal (p. 56).

•
As a result of the issuance of Shares described in the Debt Cancellation Proposal, the percentage ownership interests of all existing Trust shareholders other than Mr. Wirth and his affiliates and, under some circumstances, limited partners of the Partnership who are also Trust shareholders would be diluted (p. 56).

•
The reduction in the Trust's liabilities resulting from the transactions described in the Debt Cancellation Proposal would increase the Trust's reported shareholders' equity, which would facilitate the Trust's compliance with the continued listing standards of the American Stock Exchange (p. 32).

The Acquisition Proposal (Proposal 2B)

•
Yuma Hospitality Properties, Ltd. ("Yuma LP") owns the 166-suite InnSuites Hotels and Suites Yuma located in Yuma, Arizona (p. 36).

•
The Partnership is the sole 99.9% general partner of Yuma LP, and RRF-LP LLC I is the sole 0.1% limited partner of Yuma LP. The Partnership is the sole member of RRF-LP LLC I (p. 33).

•
To acquire the 99.9% general partner interest in Yuma LP, the Trust would issue up to 5,356,392 Shares to the Partnership (p. 33 ).

•
The maximum number of Shares to be issued by the Trust in connection with the Acquisition Proposal (5,356,392) is based on a price of $1.20 per Share. The exact number of Shares to be issued to the Partnership would be determined by dividing the fair value of the assets of Yuma LP (approximately $9.0 million, consisting of the appraised value of the hotel of $8.3 million plus the book value of all other assets) less assumed liabilities (approximately $2.5 million, including mortgage debt of $2.3 million) by the market price of the Trust's Shares at the effective time of the acquisition, provided, however, that regardless of the market price, the per Share price used for this calculation will not be less than $1.20 or more than $2.00 (p. 33).

•
The Shares received by the Partnership would be immediately distributed to its partners, which include the Trust (as the sole general partner) and James F. Wirth and his affiliates (as majority limited partners) (p. 33).

•
Due to the Trust's ownership interest in the Partnership, the Trust's receipt of Shares from the Partnership would cause up to 3,062,785 of the total Shares issued in connection with the Acquisition Proposal to be held by the Trust as treasury shares. As a result, only 2,293,607 of the issued Shares would remain outstanding. Mr. Wirth and his affiliates will receive up to 1,811,532 of the total Shares issued in connection with the Acquisition Proposal (p. 57).

•
As a result of the issuance of Shares described in the Acquisition Proposal, the percentage ownership interests of all existing Trust shareholders other than Mr. Wirth and his affiliates and, under some circumstances, limited partners of the Partnership who are also Trust shareholders would be diluted (p. 57).

•
The Trust's acquisition of the 99.9% sole general partner interest in Yuma LP resulting from the transactions described in the Acquisition Proposal would increase the Trust's allocation of the Yuma Hotel's profitable operations and the Trust's allocation of Yuma LP's equity, which in each case would further increase the Trust's reported shareholders' equity, which would facilitate the Trust's compliance with the continued listing standards of the American Stock Exchange (p. 33).

•
The issuance of the Shares contemplated by the Acquisition Proposal would also increase the Trust's reported shareholders' equity, which would facilitate the Trust's compliance with the continued listing standards of the American Stock Exchange (p. 33).

The Notes Cancellation Proposal (Proposal 2C)

•
Hulsey Hotels Corporation, Brian Wirth, Christopher Wirth, Eric Wirth and Pamela Wirth Barnhill, each an affiliate of James F. Wirth (the "Note Holders"), would receive up to an aggregate of 568,155 Shares in exchange for the cancellation of an aggregate of $681,786 in principal owed by the Trust to the Note Holders (p. 42).

•
The maximum number of Shares to be issued by the Trust in connection with the Notes Cancellation Proposal (568,155) is based on a price of $1.20 per Share. The exact number of Shares to be issued to the Note Holders would be determined by dividing the amount of the debt (principal and accrued but unpaid interest) by the market price of the Trust's Shares at the effective time of the note cancellations, provided, however, that regardless of the market price, the per Share price used for this calculation will not be less than $1.20 or more than $2.00 (p. 42).

•
All Shares issued in connection with the Notes Cancellation Proposal (up to 568,155) would remain outstanding (p. 42).

•
As a result of the issuance of Shares described in the Notes Cancellation Proposal, the percentage ownership interests of all existing Trust shareholders other than the Note Holders would be diluted (p. 57).

•
The reduction in the Trust's liabilities through the issuance of Shares as described in the Notes Cancellation Proposal would increase the Trust's reported shareholders' equity, which would facilitate the Trust's compliance with the continued listing standards of the American Stock Exchange (p. 43).

The Units Conversion Proposal (Proposal 2D)

•
As of October 27, 2004, James F. Wirth and his affiliates held all 4,467,938 outstanding Class B limited partnership units in the Partnership, each of which may be converted into one newly-issued Share upon the approval of the Board of Trustees (p. 44).

•
Pursuant to the Units Conversion Proposal, Mr. Wirth and his affiliates would be permitted to convert up to 1,000,000 Class B limited partnership units into the same number of Shares (p. 44).

•
Subject to shareholder approval, Mr. Wirth and his affiliates have received the approval of the Board of Trustees for the proposed conversion of up to 1,000,000 Class B limited partnership units (p. 44).

•
Mr. Wirth has informed the Trust of his intention to convert up to 1,000,000 Class B limited partnership units into 1,000,000 Shares following shareholder approval of the Units Conversion Proposal to the extent necessary to facilitate the Trust's compliance with the continued listing standards of the American Stock Exchange (p. 44).

•
All Shares issued in connection with the Units Conversion Proposal (up to 1,000,000) would remain outstanding (p. 44).

•
As a result of the issuance of Shares described in the Units Conversion Proposal, the percentage ownership interests of all existing Trust shareholders other than Mr. Wirth and his affiliates would be diluted (p. 58).

•
As a result of the conversion of limited partnership units into Shares as described in the Units Conversion Proposal, the Trust would increase its sole general partner interest in the Partnership, increasing its allocation of the Partnership's reported equity which would further increase the Trust's reported shareholders' equity, which would facilitate the Trust's compliance with the continued listing standards of the American Stock Exchange (p. 44).

•
As of July 31, 2004, the Trust owns a 57.18% general partner interest in the Partnership. If the Units Conversion Proposal is adopted and implemented, the Trust's general partner interest will increase to 64.75% (p. 58).

Effects of the Proposals

        If all of the Proposals are approved and the maximum number of Shares contemplated under all of the Proposals are issued, the percentage ownership of Shares by Mr. Wirth and his affiliates would increase from approximately 25.94% to approximately 69.07% of the Trust's issued and outstanding Shares following the Partnership's distribution of Shares to its partners.

        As a result of the issuance of Shares as contemplated by the Proposals, Mr. Wirth and his affiliates will have the ability to exert significant influence over our policies and affairs, including the power to elect Trustees, to increase the size of the Board of Trustees, and to approve actions requiring a shareholder vote, such as amendments to our Declaration of Trust, transactions with affiliates, mergers, and asset acquisitions or dispositions. In addition, Mr. Wirth and his affiliates may be able to prevent or cause a change of control of the Trust by either voting his Shares against or for a change of control or selling his Shares and causing a change of control.

        As a result of the issuance of Shares as contemplated by the Proposals, the Trust could elect to be treated as a "controlled company" for purposes of compliance with the rules of the American Stock Exchange. If the Trust elected to be treated as a "controlled company," the Trust would no longer be required to have a majority of its Trustees be "independent" (as such term is defined by Securities and Exchange Commission rules and the continued listing standards of the American Stock Exchange) or to maintain an "independent" nominating or compensation committee. The Trust does not currently intend to elect to be treated as a "controlled company."

        See "Effects of the Proposals" herein (p. 56).

ELECTION OF TRUSTEES
(Proposal 1 on the Proxy Card)

        At the Annual Meeting, three Trustees are to be elected, one with a one-year term expiring at the 2005 Annual Meeting of Shareholders and two with three-year terms expiring at the 2007 Annual Meeting of Shareholders and, in each case, until their respective successors are duly elected and qualified.

        The Board of Trustees reluctantly accepted the resignation of Edward G. Hill as Trustee effective January 31, 2004. Mr. Hill informed the Trust that he wishes to focus on other personal interests. The Board of Trustees will miss the experience and expertise of Mr. Hill and wishes him well in his personal pursuits.

        To fill the vacancy created by the resignation of Mr. Hill, and consistent with the Trust's Declaration of Trust, as of February 3, 2004, the remaining members of the Board of Trustees unanimously appointed Stephen A McConnell to serve as Trustee in the class whose terms expire at the 2005 Annual Meeting of Shareholders. In accordance with the terms of the Declaration of Trust, Mr. McConnell must stand for election by the shareholders at the 2004 Annual Meeting of Shareholders. The biography of Mr. McConnell is set forth below.

        Accordingly, Stephen A McConnell will stand for election as Trustee to a term expiring at the 2005 Annual Meeting of Shareholders, and James F. Wirth and Peter A. Thoma will stand for re-election as Trustees to terms expiring at the 2007 Annual Meeting of Shareholders. Unless a shareholder requests that voting of a proxy be withheld for any one or more of the nominees for Trustee in accordance with the instructions set forth on the proxy, it presently is intended that Shares represented by proxies solicited hereby will be voted FOR the election of Stephen A McConnell as Trustee to a term expiring at the 2005 Annual Meeting of Shareholders and the election of James F. Wirth and Peter A. Thoma as Trustees to terms expiring at the 2007 Annual Meeting of Shareholders. The nominees have consented to being named in this Proxy Statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination or to serve as a Trustee, an event which the current Trustees do not now expect, the persons voting the Shares represented by proxies solicited hereby may vote such Shares for a slate of three persons which includes a substitute nominee.

        The Trust's Board of Trustees currently has five members and is divided into three classes, as follows:

    •
    two Trustees in the class whose terms expire at the 2004 Annual Meeting of Shareholders;

    •
    two Trustees in the class whose terms expire at the 2005 Annual Meeting of Shareholders; and

    •
    one Trustee in the class whose term expires at the 2006 Annual Meeting of Shareholders.

        Each of the Trustees serves for three years and until his successor is duly elected and qualified. A majority of the Trustees, Messrs. Thoma, Robson and McConnell, are "independent" as defined by the American Stock Exchange listing standards. The Trust expects all of its Trustees to attend the 2004 Annual Meetings of Shareholders. All incumbent Trustees were present at the 2003 Annual Meeting of Shareholders.

        James F. Wirth and Peter A. Thoma, whose terms as Trustee expire at the 2004 Annual Meeting of Shareholders, each have chosen to stand for re-election as Trustee to a term expiring at the 2007 Annual Meeting of Shareholders. Stephen A McConnell, who was appointed by the Board of Trustees to fill the vacancy created by the resignation of Mr. Hill, has chosen to stand for election as Trustee to a term expiring at the 2005 Annual Meeting of Shareholders. The biographies of Messrs. Wirth, Thoma and McConnell, and each of the Trustees whose term in office will continue after the 2004 Annual Meeting of Shareholders, are set forth below.

        The Board of Trustees of the Trust recommends a vote FOR James F. Wirth, Peter A. Thoma and Stephen A McConnell as Trustees.

Nominees, Trustees and Executive Officers

        The information concerning the Trustees and executive officers of the Trust set forth in the following table is based in part on information received from the respective Trustees and executive officers and in part on the Trust's records. The following table sets forth the name, age, term of office and principal business experience for each Trustee, nominee for Trustee and executive officer of the Trust, as applicable.

Name	Principal Occupations During Past Five Years, Age as of October 27, 2004 and Directorships Held	Trustee Since
Nominee For Term Expiring in 2005
Stephen A McConnell[1,2,3,4]
	President of Solano Ventures since 1991, an investment fund devoted to small and mid-sized companies. Chairman of G-L Industries, L.L.C. from June 1998 to July 2004, a Salt Lake City-based manufacturer of wood glue-lam beams used in the construction industry. Chairman of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors from 1991 to 1997. Member of the Board of Directors of Mobile Mini, Inc., Capital Title Group, Inc., Miracor Diagnostics, Inc. and OneSource Technologies, Inc. Age: 51.	February 3, 2004
Nominees for Terms Expiring in 2007
James F. Wirth[1]
	Chairman, President and Chief Executive Officer of the Trust since January 30, 1998. Owner (together with his affiliates) of Suite Hotels LLC and affiliated entities, owners and operators of hotels, since 1980. President of Rare Earth Development Company, a real estate investment company owned by Mr. Wirth and his affiliates, since 1973. Age: 58.	January 30, 1998
Peter A. Thoma[2,3,4]
	Owner and operator of A&T Verleigh, Hamburg, Germany, a hospitality service and rental company, since 1997. Owner and operator of Thoma Zeltsysteme, Hamburg, Germany, an import and sales company, since 1997. Age: 38.	April 13, 1999
Trustee Whose Term Expires in 2005
Steven S. Robson[2,3,4]	President of Robson Communities, Inc. and Scott Homes and Scott Multifamily, Inc., residential real estate developers, since 1979. Age: 48.	June 16, 1998

Trustee Whose Term Expires in 2006
Marc E. Berg[1]
	Executive Vice President, Secretary and Treasurer of the Trust since February 10, 1999. Vice President —Acquisitions of the Trust from December 16, 1998 to February 10, 1999. Consultant to InnSuites Hotels since 1989. Self-employed as a Registered Investment Advisor since 1985. Age: 52.	January 30, 1998

1
Member of the Executive Committee.

2
Member of the Audit Committee.

3
Member of the Compensation Committee.

4
Member of the Governance and Nominating Committee.

Other Executive Officers
Anthony B. Waters	Chief Financial Officer of the Trust since February 29, 2000. Controller of the Trust from June 17, 1999 to February 29, 2000. Accountant and auditor with Michael Maastricht, CPA from June 16, 1998 to June 15, 1999, performing audits for InnSuites Hotels, Inc. Self-employed, concentrating in computerized accounting and information systems, from 1990 to June 1998. Age: 57.

        The Trustees held 2 meetings during fiscal year 2004. Two of the three nominees for Trustee, Messrs. Wirth and Thoma, were members of the Board of Trustees during fiscal year 2004 and are standing for re-election at the 2004 Annual Meeting of Shareholders. Mr. McConnell, who was appointed by the Board of Trustees to fill the vacancy created by the resignation of Mr. Hill, will stand for election at the 2004 Annual Meeting of Shareholders.

Trustee Nominations and Qualifications

        The Governance and Nominating Committee expects to identify nominees to serve as Trustees of the Trust primarily by accepting and considering the suggestions and nominee recommendations made by members of the Board of Trustees and the Trust's management and shareholders. Nominees for Trustee are evaluated based on their character, judgment, independence, financial or business acumen, diversity of experience, ability to represent and act on behalf of all Trust shareholders and the needs of the Board of Trustees. In general, before evaluating any nominee, the Governance and Nominating Committee first determines the need for additional Trustees to fill vacancies or expand the size of the Board of Trustees and the likelihood that a nominee can satisfy the evaluation criteria. The Governance and Nominating Committee would expect to re-nominate incumbent Trustees who have served well on the Board of Trustees and express an interest in continuing to serve.

        The Governance and Nominating Committee will consider shareholder recommendations for Trustee nominees. A shareholder who wishes to suggest a Trustee nominee for consideration by the Governance and Nominating Committee should send a resume of the nominee's business experience and background to James F. Wirth, InnSuites Hospitality Trust, 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board of Trustees Nominee."

Shareholder Communications with the Board of Trustees

        Shareholders interested in communicating directly with the Board of Trustees or any individual member thereof may do so by writing to the Secretary, InnSuites Hospitality Trust, 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board of Trustees Communication." The Secretary will review all such correspondence and regularly forward to the Board of Trustees a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Trustees or Committees thereof or that he otherwise determines requires their attention. Trustees may at any time review a log of all correspondence received by the Trust that is addressed to members of the Board of Trustees and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Trust's accounting department and handled in accordance with procedures established by the Audit Committee for such matters.

Code of Ethics and Code of Conduct and Ethics

        The Trust has adopted a Code of Ethics that applies to its Chief Executive Officer, Chief Financial Officer and principal accounting officer and persons performing similar functions. The Trust has posted its Code of Ethics on its Internet website at www.innsuitestrust.com. The Trust intends to satisfy all Securities and Exchange Commission and American Stock Exchange disclosure requirements regarding any amendment to, or waiver of, the Code of Ethics relating to its Chief Executive Officer, Chief Financial Officer and principal accounting officer, and persons performing similar functions, by posting such information on its website and making any necessary filings with the SEC. In addition, the Trust has adopted a Code of Conduct and Ethics that applies to all of its employees, officers and Trustees. It is also available on the Trust's Internet website at www.innsuitestrust.com.

BOARD COMMITTEES

        All incumbent Trustees attended at least 75% of the aggregate number of meetings held by the Board of Trustees and all committees on which the Trustee served.

Audit Committee

        The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Trust's independent auditors, including reviewing the scope and results of audit and non-audit services. The Audit Committee also reviews internal accounting controls and assesses the independence of the Trust's auditors. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of any complaints received by the Trust regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by the Trust's employees of any concerns regarding accounting or auditing matters. The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. The Audit Committee met four times during fiscal year 2004.

        All members of the Audit Committee are "independent," as such term is defined by Securities and Exchange Commission ("SEC") rules and American Stock Exchange ("Amex") listing standards. The Board of Trustees has determined that Mr. McConnell, a member of the Trust's Audit Committee, qualifies as a "financial expert" under applicable SEC rules. The Board of Trustees of the Trust has adopted an Amended and Restated Audit Committee Charter. The Trust has posted its Amended and Restated Audit Committee Charter on its Internet website at www.innsuitestrust.com, a copy of which is also attached hereto as Appendix A.

Audit Committee Report

        The Audit Committee of the Board of Trustees has reviewed and discussed the audited financial statements of the Trust for the fiscal year ended January 31, 2004 with the management of the Trust. In addition, the Audit Committee has discussed with McGladrey & Pullen, LLP, the independent auditors of the Trust, the matters required by Codification of Statements on Auditing Standards No. 61. The Audit Committee has also received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1 and has discussed with McGladrey & Pullen, LLP its independence from the Trust, including the compatibility of non-audit services with McGladrey & Pullen, LLP's independence. The Audit Committee has also pre-approved the fees to be charged to the Trust by its independent auditors for audit and non-audit services.

        Based on the foregoing, the Audit Committee recommended that such audited financial statements be included in the Trust's Annual Report for the fiscal year ended January 31, 2004. The Trust's Annual Report on Form 10-K was filed with the SEC on April 30, 2004, and Amendment No. 1 to Annual Report on Form 10-K was filed with the SEC on June 1, 2004.

        By the Audit Committee of the Board of Trustees:

  Stephen A McConnell, Chairman
  Steven S. Robson
  Peter A. Thoma

Compensation Committee

        The Compensation Committee has the responsibility of determining the compensation of the Chief Executive Officer and all other officers of the Trust, advising the Board of Trustees on the adoption and administration of employee benefit and compensation plans and administering the Trust's 1997 Stock Incentive and Option Plan. The Compensation Committee met once during fiscal year 2004.

        All members of the Compensation Committee are "independent," as such term is defined by SEC rules and Amex listing standards. In order to comply with new SEC rules and Amex listing standards, the Compensation Committee Board of Trustees adopted a Compensation Committee Charter. The Trust has posted its Compensation Committee Charter on its Internet website at www.innsuitestrust.com.

Compensation Committee Report

        Under the supervision of the Compensation Committee of the Board of Trustees, the Trust has developed and implemented compensation policies, plans and programs that seek to enhance the Trust's ability to recruit and retain qualified management and other personnel, including a stock option program that seeks to create long-term incentives for management and other personnel. In developing and implementing compensation policies and procedures, the Compensation Committee seeks to provide rewards for the long-term value of an individual's contribution to the Trust. The Compensation Committee seeks to develop policies and procedures that offer both recurring and non-recurring, and both financial and non-financial, incentives.

        James F. Wirth, Chairman, President and Chief Executive Officer of the Trust, has an Employment Agreement with the Trust expiring in December 2007. Pursuant to the terms of the Employment Agreement, upon the termination of the Advisory Agreement with Mid-America ReaFund Advisors, Inc. ("MARA"), a company owned by Mr. Wirth and his spouse, which termination occurred effective January 1, 1999, Mr. Wirth is to receive, each year through 2007, up to the amount MARA would have received for advisory and management services under the Advisory Agreement, but Mr. Wirth has agreed that his compensation will not exceed $160,000 per year. Based upon a review of the performance of the Trust and upon the recommendation of the Compensation Committee, during fiscal year 2004, Mr. Wirth was paid an annual salary equal to $95,231, which is less than he is entitled to receive under the terms of his Employment Agreement. Mr. Wirth's annual salary for fiscal year 2005 has been set at $130,000. The Compensation Committee does not rely on any particular set of financial or non-financial factors, measures or criteria when determining the compensation offered to Mr. Wirth.

        During fiscal year 2004, the Compensation Committee did not award any stock options to employees or executive officers of the Trust.

        By the Compensation Committee of the Board of Trustees:

  Steven S. Robson, Chairman
  Stephen A McConnell
  Peter A. Thoma

Governance and Nominating Committee

        The Governance and Nominating Committee has the responsibility of screening and nominating candidates for election as Trustees and recommending committee members for appointment by the Board of Trustees. See "Trustee Nominations and Qualifications" above for more information on how shareholders can nominate Trustee candidates, as well as information regarding how Trustee candidates are identified and evaluated. The Governance and Nominating Committee also advises the Board of Trustees with respect to governance issues and trusteeship practices, including determining whether Trustee candidates and current Trustees meet the criteria for independence required by Amex and the SEC. The Governance and Nominating Committee met once during fiscal year 2004.

        All members of the Governance and Nominating Committee are "independent," as such term is defined by SEC rules and Amex listing standards. In order to comply with new SEC rules and Amex listing standards, the Board of Trustees adopted a Governance and Nominating Committee Charter. The Trust has posted its Governance and Nominating Committee Charter on its Internet website at www.innsuitestrust.com.

Executive Committee

        The Executive Committee has the responsibility of exercising all of the powers of the Board of Trustees in the management of the business and affairs of the Trust, other than filling vacancies in the Board of Trustees or in any committee of the Board of Trustees, during intervals between meetings of the Board of Trustees. The Executive Committee met twice during fiscal year 2004.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

        During fiscal year 2005, the Trust will issue 9,600 Shares to each Trustee, other than Messrs. Wirth and Berg, as compensation for services rendered as a Trustee of the Trust during fiscal year 2004. During fiscal year 2006, the Trust intends to issue 9,600 Shares to each Trustee, other than Messrs. Wirth and Berg, as Trustee compensation for services rendered during fiscal year 2005.

Summary Compensation Table

        The table below shows individual compensation information for the Trust's Chief Executive Officer and any other executive officer whose total annual salary and bonus for the fiscal year ended January 31, 2004 exceeded $100,000.

Name and Principal Position	Fiscal Year	Annual Salary		Restricted Stock Awards
James F. Wirth President and Chief Executive Officer(1)	2004 2003 2002	$95,231 95,936 90,940	(2) (3) (4)	— — —
Anthony B. Waters Chief Financial Officer	2004 2003 2002	$126,000 129,392 121,477	(5)	$6,240 — —	(6)

(1)
The terms of Mr. Wirth's Employment Agreement are summarized above. See "Compensation Committee Report."

(2)
Although Mr. Wirth's annual salary for fiscal year 2004 was set at $130,000, Mr. Wirth agreed to a salary reduction that resulted in an annual salary of $95,231 for fiscal year 2004.

(3)
Although Mr. Wirth's annual salary for fiscal year 2003 was set at $126,000, Mr. Wirth agreed to a salary reduction that resulted in an annual salary of $95,936 for fiscal year 2003.

(4)
During fiscal year 2002, Mr. Wirth was paid $90,940 and agreed to defer the payment of an additional $20,923 until a future date mutually agreeable to Mr. Wirth and the Trust. The deferred salary payment of $20,923 was waived and forfeited by Mr. Wirth during fiscal year 2003.

(5)
During fiscal year 2002, Mr. Waters was paid $117,115 and agreed to defer the payment of an additional $4,362 until March 31, 2002. In March 2002, Mr. Waters was paid the deferred salary payment of $4,362.

(6)
Represents the fair market value of 4,800 Shares issued to Mr. Waters as a bonus on June 30, 2003.

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options At Fiscal year-End ($) Exercisable/ Unexercisable
James F. Wirth	N/A	N/A	50,000/0	N/A*
Anthony B. Waters	N/A	N/A	20,000/0	N/A*

*
As of January 31, 2004, none of the options held by such individual were in-the-money.

TRUST PERFORMANCE GRAPH

        The following graph compares total shareholder returns from the Trust over the last five fiscal years to the Standard & Poor's 500 Stock Index ("S&P 500") and the National Association of Real Estate Investment Trusts, Inc.'s Equity REIT Index ("NAREIT"). Total return values for the S&P 500, NAREIT and the Trust were calculated based upon market weighting at the beginning of the period and include reinvestment of dividends. The shareholder returns shown on the following graph are not necessarily indicative of future performance.

        The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Trust specifically incorporates this information by reference, and otherwise shall not be deemed filed under such Acts.

Trust	100.00	76.10	83.70	43.86	60.60	76.42
NAREIT	100.00	97.73	124.37	140.53	141.36	208.32
S&P 500	100.00	110.35	109.35	91.70	70.59	95.01

	1/31/99	1/31/00	1/31/01	1/31/02	1/31/03	1/31/04

CERTAIN TRANSACTIONS

Employment Agreement with James F. Wirth

        Mr. Wirth has an Employment Agreement with the Trust, expiring in December 2007. See "Compensation Committee Report" above.

Acquisition of InnSuites Hotels, Inc. by the Trust

        As of July 31, 2004, the Trust held a 57.18% general partner interest as the sole general partner of RRF Limited Partnership. The Partnership is a Delaware limited partnership that, as of July 31, 2004, owned (directly and indirectly) six InnSuites® hotels located in Arizona, New Mexico and southern California (the "Hotels"). Prior to May 1, 2004, each of the Hotels was leased to InnSuites Hotels, Inc., a wholly-owned subsidiary of the Trust ("IHI"), under substantially identical Percentage Leases. Effective May 1, 2004, the Percentage Leases for the Hotels were terminated. See "Certain Transactions—Termination of Percentage Leases" below.

        Effective February 1, 2001, the Trust acquired all of the issued and outstanding common and preferred equity stock of IHI for $11,531 in cash consideration and the assumption of approximately $1.6 million of net liabilities. Prior to the acquisition, IHI was owned 23% by Marc E. Berg, Executive Vice President, Secretary, Treasurer and Trustee of the Trust, 9.8% by InnSuites Innternational Hotels, Inc. ("InnSuites Innternational"), an entity owned by Mr. Wirth, and 67.2% by unrelated parties.

        Following the acquisition of IHI by the Trust, the management agreements relating to the Hotels between IHI and InnSuites Innternational were terminated, and new management agreements were entered into on substantially similar terms between IHI and Suite Hospitality Management, Inc. (the "Management Company"), 9.8% of which was owned by Mr. Wirth until July 1, 2003, when Mr. Wirth sold his interest to the majority stockholder. There were no termination fees charged in connection with the cancellation of the old management agreements. In exchange for its assumption of the management agreements, the Management Company agreed to pay up to $911,320 to InnSuites Innternational in order for InnSuites Innternational to satisfy its liabilities. Effective February 1, 2001, the Partnership, IHI and the Management Company entered into an amended Intercompany Agreement whereby, subject to certain terms and conditions, the Partnership granted IHI a right of first refusal to lease, and the Management Company a right of first refusal to operate, any real property acquired by the Partnership. In return, the Partnership was granted a right of first refusal to pursue opportunities presented to IHI or the Management Company to purchase investments in real estate, hotel properties, real estate mortgages, derivatives or entities that invest in any of the foregoing. In connection with the acquisition of IHI by the Trust, the rate structures of the Percentage Leases for the Hotels were amended to reflect current economic and market conditions, and the employees of IHI became employees of the Management Company.

Transfer of Interest in Suite Hospitality Management, Inc.

        Effective July 1, 2003, Mr. Wirth transferred his entire 9.8% interest in the Management Company to the majority stockholder in exchange for $98 cash consideration pursuant to an existing buy/sell agreement. Following the transfer, all of the issued and outstanding capital stock of the Management Company is owned by the stockholder who purchased Mr. Wirth's shares.

Termination of REIT Status

        Until February 1, 2004, the Trust elected to be taxed as a real estate investment trust ("REIT"), as that term is defined and used in Sections 856-860 of the Internal Revenue Code of 1986, and the

regulations thereunder. Effective February 1, 2004, the Trust terminated its election to be taxed as a REIT, and instead will be taxed as a C corporation under federal tax laws.

        As of February 1, 2004, any distributions to the Trust's shareholders are not deductible for purposes of computing the Trust's taxable income, and the Trust will be subject to income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates, without offset for distributions of such income to its shareholders. As a REIT, the Trust was required to distribute at least 90% of its net taxable income annually in order to maintain its REIT qualification. No such minimum distribution requirements apply to the Trust beginning on February 1, 2004.

        With the termination of its REIT status, the Trust will be taxed under the general rules applicable to C corporations. Consequently, the Trust could pay up to 35% of its taxable income in federal taxes and also pay applicable state taxes. As a C corporation, the Trust's distributions in respect of its Shares will be taxed as dividends to the extent of the Trust's current and accumulated earnings and profits. Distributions in excess of the Trust's current and accumulated profits will be taxed to a shareholder as a return of capital to the extent of the shareholder's tax basis in his Shares, and the amount of a distribution in excess of the shareholder's tax basis will be taxed as a capital gain (a long term capital gain if the shareholder has held the Shares for more than one year). On the other hand, distributions to corporate shareholders may be eligible for the dividends received deduction, subject to certain limitations in the Internal Revenue Code, whereas distributions from REITs are not eligible for the dividends received deduction.

Purchase of Class B Limited Partnership Units from James F. Wirth

        On February 2, 2004, the Trust purchased 433,036 Class B limited partnership units in the Partnership from Mr. Wirth and his affiliates for the closing price of the Trust's Shares on that day, which was $2.25 per Share. The Trust made a down-payment totaling $2,500 and issued five promissory notes totaling $971,831, which will be paid in monthly installments of principal and interest over 84 months. The Trust repurchased these Class B limited partnership units to increase its sole general partner interest in the Partnership, and thereby receive a larger allocation of the Partnership's equity which enhances the Trust's ability to regain compliance with Amex listing standards.

Acquisition of InnSuites Licensing Corp. by Suite Hospitality Management, Inc.

        Effective February 2, 2004, the Management Company, an entity in which Mr. Wirth previously owned a 9.8% interest, acquired all of the issued and outstanding capital stock of InnSuites Licensing Corp. (the "Licensing Corp."), an entity then owned by Mr. Wirth and his spouse. In exchange for the stock of the Licensing Corp., Mr. Wirth and his spouse received 55,563 Shares of the Trust that were held by the Management Company. The Licensing Corp. became a wholly-owned subsidiary of the Management Company. Agreements for the provision of trademark and license services by Licensing Corp. to IHI continued after this transfer, as described below in "Certain Transactions—Management of Hotel Properties and Licensing Agreements."

Management of Hotel Properties and Licensing Agreements

        Mr. Wirth has derived benefits from the management of the Trust's hotel properties by the Management Company, an entity in which Mr. Wirth previously had a 9.8% interest. See "Certain Transactions—Transfer of Interest in Suite Hospitality Management, Inc." above. In addition, Mr. Wirth has derived benefits from the license agreements with the Licensing Corp., an entity formerly owned by Mr. Wirth and his spouse. See "Certain Transactions—Acquisition of InnSuites Licensing Corp. by Suite Hospitality Management, Inc." above.

        As a REIT, through January 31, 2004, the Trust was prohibited from operating its properties other than through an independent management company or a taxable REIT subsidiary, each as defined in the Internal Revenue Code of 1986 and the regulations thereunder. Until February 1, 2004, the Trust elected to be taxed as a REIT, as that term is defined and used in Sections 856 through 860 of the Internal Revenue Code of 1986 and the regulations thereunder. As of February 1, 2004, the Trust is no longer a REIT, but instead will be taxed as a C corporation under federal tax laws. See "Certain Transactions—Termination of REIT Status" above.

        Prior to February 1, 2001, IHI operated and managed all of the Hotels, with the assistance of InnSuites Innternational. Pursuant to management agreements, IHI paid InnSuites Innternational an annual management fee of 2.5% of gross room revenues for property management services. Following the acquisition of IHI by the Trust effective February 1, 2001, IHI operated and managed the Hotels with the assistance of the Management Company, an entity in which Mr. Wirth, until July 1, 2003, held a 9.8% ownership interest, pursuant to substantially the same terms as the InnSuites Innternational management agreements. Effective February 1, 2003, the annual management fee charged by the Management Company to IHI under the current management agreements was reduced to 2.0% of gross room revenues. This reduction was to be effective through January 31, 2005, when the annual management fee will return to the level originally stated in the current management agreements. On December 31, 2003, the Trust agreed to extend the current management agreements through January 31, 2008, in exchange for the Management Company forgiving $183,248 of accrued but unpaid fees.

        Pursuant to license agreements, IHI paid Licensing Corp. an annual licensing fee of 2.0% of gross room revenues (1.0% for those hotel properties which also carry a third-party franchise (as discussed below), such as Best Western® or Holiday Inn®) for trademark and licensing services relating to the use of the InnSuites® name and marks owned by Licensing Corp. These rates were to be in effect until January 31, 2005, when the trademark and licensing fees will return to the levels originally stated in the current trademark and licensing services agreements (2.5% and 1.25% of gross room revenue, respectively). On December 31, 2003, the Trust agreed to extend the current trademark and licensing services agreements through January 31, 2007, in exchange for the Licensing Corp. forgiving $347,473 of accrued but unpaid fees. Effective February 2, 2004, the Management Company purchased Licensing Corp. See "Certain Transactions—Acquisition of InnSuites Licensing Corp. by Suite Hospitality Management, Inc." above.

Acquisition of Management Agreements and Licensing Agreements

        Effective June 8, 2004, IHI acquired from the Management Company the management agreements under which the Management Company provided management services to the six Hotels owned by the Trust and four other hotels (three of which are owned by affiliates of Mr. Wirth). In consideration of the acquisition, the stockholder of the Management Company received $20,000 and 90,000 Shares of the Trust, reflecting a transaction value of approximately $159,500 in the aggregate.

        Following the acquisition, IHI will manage the Hotels on behalf of the Partnership. In return for management services for the six Hotels owned by the Trust, IHI will be paid a management fee equal to 2.0% of gross room revenues, until January 31, 2005, when the annual management fee will increase to 2.5% of gross room revenues, which is the same fee structure under which the Management Company rendered management services to the Hotels.

        Effective June 8, 2004, IHI acquired the licensing agreements under which Licensing Corp. provided trademark and licensing services to the six Hotels owned by the Trust and five other hotels (three of which are owned by affiliates of Mr. Wirth), and the related registered and unregistered InnSuites trademarks and tradenames. In consideration of the acquisitions, the Management Company (as the sole stockholder of Licensing Corp.) received $60,000 and 10,000 Shares of the Trust and IHI satisfied Licensing Corp's line of credit in the amount of $459,000, reflecting a transaction value of approximately $534,500 in the aggregate.

        Following the acquisition, the acquired intellectual property will be used to assist IHI to manage the Hotels on behalf of the Partnership and will be licensed to others. In return for trademark and licensing services for the six Hotels owned by the Trust, IHI will be paid a licensing fee equal to 2.0% of gross room revenues (1.0% for those hotel properties which also carry a third-party franchise (as discussed below), such as Best Western® or Holiday Inn®), until January 31, 2005, when the trademark and licensing fees will increase to 2.5% of gross room revenues (1.25% for those hotel properties which also carry a third-party franchise), which is the same fee structure under which Licensing Corp. rendered trademark and licensing services to the Hotels.

Sale of Scottsdale, Arizona Property

        On March 21, 2003, the Trust sold its Scottsdale, Arizona property to Scottsdale Eldorado Resort, L.L.C. ("Eldorado"), an affiliate of Mr. Wirth, for its appraised and carrying value of $3.1 million. Eldorado paid for the hotel by assuming $1.1 million of the Trust's notes payable to Rare Earth Financial, L.L.C. ("Rare Earth Financial"), an affiliate of Mr. Wirth, assuming $500,000 of the Partnership's notes payable to Capital Resource Lenders-I, L.L.C., an affiliate of Mr. Wirth, and paying the Trust's term loan of $1,500,000 to a third party lender in full.

Sale of Flagstaff, Arizona Property

        On August 21, 2003, the Trust sold its Flagstaff, Arizona property to Flagstaff Grand Canyon Resort, LLC, an affiliate of Mr. Wirth, for a cash payment equal to its appraised value of $2,775,000. The Flagstaff, Arizona property had a carrying value of $2.4 million on August 21, 2003. The Trust used the proceeds to fully satisfy its $1.5 million bank line of credit, which was secured by the Flagstaff, Arizona property, and to reduce its notes payable to Rare Earth Financial by $1,275,000. In connection with the sale of the Flagstaff property, affiliates of Mr. Wirth that held certain promissory notes issued by the Trust and the Partnership released their security interests in the Flagstaff property.

Sale of Buena Park, California Property

        On October 16, 2003, the Trust sold its Buena Park, California property to CVTI, LLC, an unrelated third party ("CVTI"), for $6.5 million. The Buena Park, California property had a carrying value of $6.5 million on October 16, 2003. The purchase price was satisfied with $6.3 million in cash and a $200,000 promissory note issued by CVTI to the Trust. The Trust subsequently assigned the $200,000 promissory note to Rare Earth Financial to satisfy $200,000 of a certain note payable held by Rare Earth Financial. The Trust used the cash proceeds to fully satisfy the bank mortgage note on the property in the amount of $3,082,574, to reduce certain notes payable to Mr. Wirth and his affiliates and to Mr. Steven S. Robson, a Trustee of the Trust, in the aggregate amount of $1.5 million, and to reduce trade accounts payable.

Sale of Tempe, Arizona Property

        On March 25, 2004, the Trust sold its Tempe, Arizona property to Tempe/Phoenix Airport Resort LLC, an affiliate of Mr. Wirth, for $6.8 million, its appraised value. The Tempe, Arizona property had a carrying value of $6.8 million on March 25, 2004. Tempe/Phoenix Airport Resort LLC satisfied the purchase price by assuming $5.1 million of the Trust's notes payable to Mr. Wirth and his affiliates and assuming the $1.7 million mortgage note secured by the property.

Sale of San Diego, California Property

        On April 1, 2004, the Partnership sold its San Diego, California property to an unrelated third party for $9.7 million, which was paid in cash. The San Diego, California property had a carrying value of $4.9 million on April 1, 2004. The Trust used $4.8 million of the proceeds to satisfy its mortgage note payable on the property. The Trust used $1.1 million of the remaining proceeds from the sale to satisfy related party notes payable, $700,000 to reduce trade payables and retained the remaining proceeds for future operations and capital improvements.

Termination of Percentage Leases

        Effective May 1, 2004, the Percentage Leases under which IHI leased the Hotels, and pursuant to which IHI subsequently contracted with the Management Company for management services and with Licensing Corp. for trademark and licensing services, were terminated. Beginning June 8, 2004, IHI began managing the Hotels on behalf of the Partnership, since as a result of the Trust's termination of its REIT status the utilization of independent management companies such as the Management Company and Licensing Corp. is no longer required. See "Certain Transactions—Termination of REIT Status" and "Certain Transactions—Acquisition of Management Agreement and Licensing Agreements".

        At the effective time of the termination of the Percentage Leases, IHI owed the Partnership approximately $548,700 in rent under the Percentage Leases. As of July 31, 2004, the Partnership owed IHI approximately $242,346 for rent overpayments under the Percentage Leases.

Related Party Loans and Advances to the Trust

        During the second and third quarters of fiscal year 2004, the Trust issued five promissory notes in the amount of $208,000, $75,000, $200,000, $110,000 and $60,000 to Rare Earth Development Company, an affiliate of Mr. Wirth, all of which were paid in full in the third quarter of fiscal year 2004 utilizing a portion of the cash proceeds from the sale of the Buena Park property.

        During the second quarter of fiscal year 2004, the Trust issued a promissory note in the amount of $225,000 to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth, which was paid in full in the third quarter of fiscal year 2004 utilizing a portion of the cash proceeds from the sale of the Buena Park property.

        On February 2, 2004, the Trust purchased 433,036 Class B limited partnership units in the Partnership from affiliates of Mr. Wirth for the closing price of the Trust's Shares on that day, which was $2.25. The Trust made a down payment totaling $2,500 and issued five promissory notes, each of which is secured by the applicable purchased Class B limited partnership units, bears interest at 7% per annum and will be paid in monthly installments of principal and interest over 84 months. Four of the promissory notes were issued to affiliates of Mr. Wirth in the aggregate principal amount of $414,331 and remain outstanding. The fifth promissory note was issued to an affiliate of Mr. Wirth in the principal amount of $557,500 and was fully paid during April 2004.

        The Trust paid interest on related party notes to Mr. Wirth and his affiliates in the amounts of $205,101, $28,373 and $222,047 for the twelve months ended January 31, 2004, 2003 and 2002, respectively. The Trust incurred interest expense on related party notes to Mr. Wirth and his affiliates in the amounts of $515,214, $623,522 and $495,995 for the twelve months ended January 31, 2004, 2003 and 2002, respectively.

        Notes and advances payable to related parties consist of funds provided by Mr. Wirth, certain of his affiliates and other related parties to permit the Trust to repurchase additional general partnership units in the Partnership and to fund working capital and capital improvement needs. The aggregate amount outstanding to related parties was approximately $6.9 million as of January 31, 2004.

Amount Payable as of January 31, 2004
Note payable to Steve Robson, Trustee of the Trust, bearing interest at 7% per annum, secured by Class A limited partnership units in the Partnership, and due in monthly principal and interest payments of $25,000 through December 2004	$239,667
Unsecured notes payable to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth, bearing interest at 7% per annum, and due in a one-time installment of $514,500 on February 15, 2004. Paid in full during February 2004	514,500
Unsecured note payable to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth, bearing interest at 7% per annum. A principal payment of $500,000 was due on March 15, 2004, and was paid using a portion of the proceeds of sale of the Tempe, Arizona property. The remaining unpaid principal balance and accrued interest is due on March 15, 2005	2,000,000
Note payable to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth, bearing interest at 7% per annum, secured by the Partnership's equity in Baseline Hospitality Properties LP, and due in monthly principal and interest payments of $13,860 through July 2006. During fiscal year 2004, $136,290 of accrued interest was added to the principal balance	2,072,893
Note payable to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth, bearing interest at 7% per annum, secured by the Partnership's equity in Baseline Hospitality Properties LP, and due in monthly principal and interest payments of $9,179 through July 2007. During fiscal year 2004, $263,014 of accrued interest was added to the principal balance	1,379,646
Note payable to Hulsey Hotels Corporation, an affiliate of Mr. Wirth, bearing interest at 7% per annum, secured by Class B limited partnership units in the Partnership, and due in monthly principal and interest payments of $10,488 through March 2007	356,550
Note payable to Mr. Wirth, bearing interest at 7% per annum, secured by Shares of Beneficial Interest in the Trust, and due in monthly installments of $5,508 through March 2007	187,230
Unsecured note payable to Mr. Wirth, bearing interest at 7% per annum, and due in monthly installments of $2,993 through March 2007	101,755

Total:	$6,852,241

        All related party transactions are subject to appropriate review and oversight by the Audit Committee of the Board of Trustees.

CERTAIN INFORMATION CONCERNING THE TRUST

Ownership of Shares

        The following table shows the persons who were known to the Trust to be the beneficial owner of more than 5% of the Shares as of October 27, 2004, together with the number of Shares owned beneficially by each Trustee, nominee and executive officer, and the Trustees, nominees and executive officers as a group.

Five Percent Beneficial Owners and
Beneficial Ownership of Trustees, Nominees and Executive Officers

	Shares Beneficially Owned	Percentage of Outstanding Shares
5% Beneficial Owners
Mason E. Andersen(1)	218,606	9.31%
Dan Z. Bochner(2)	238,383	10.15%
Lee J. Flory(3)	184,416	7.41%
Trustees, Nominees and Executive Officers
James F. Wirth(4)	660,563	27.53%
Marc E. Berg(5)	86,225	3.62%
Steven S. Robson(6)	203,923	8.61%
Peter A. Thoma(7)	49,100	2.07%
Stephen A McConnell	3,400	*
Anthony B. Waters(8)	29,800	1.26%
Trustees, Nominees and Executive Officers as a group (six persons)	1,033,011	41.50%

(1)
Consists of 170,000 Shares held by the Andersen Trust dated August 27, 1980 and 48,606 Shares held by the Anderson Charitable Remainder UniTrust. Mr. Andersen and his spouse are co-trustees and income beneficiaries of both Trusts. Mr. Andersen's address is 3024 West Sahuaro Drive, Phoenix, Arizona 85029.

(2)
Pursuant to Amendment No. 2 to Schedule 13D, dated December 30, 1996, filed with the Securities and Exchange Commission on December 31, 1996 by Mr. Bochner. Mr. Bochner's address is P.O. Box 10809, Beverly Hills, California 90213.

(3)
Consists of 118,344 Class A limited partnership units in the Partnership that are convertible at any time, at the option of the holder thereof, into Shares, 20,000 Shares that may be acquired within 60 days of October 27, 2004 pursuant to the exercise of stock options and 46,072 Shares. Mr. Flory's address is 716 South 6th Avenue, La Grange, Illinois 60525.

(4)
Consists of 50,000 Shares that may be acquired within 60 days of October 27, 2004 pursuant to the exercise of stock options and 610,563 Shares. These Shares are owned jointly by Mr. Wirth and his spouse. Mr. Wirth and his spouse also own 4,467,938 issued and outstanding Class B limited partnership units in the Partnership, the conversion of which is restricted and permitted only at the discretion of the Board of Trustees of the Trust. Mr. Wirth's address is 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020.

(5)
Consists of 30,000 Shares that may be acquired within 60 days of October 27, 2004 pursuant to the exercise of stock options and 56,225 Shares.

(6)
Consists of 20,000 Shares that may be acquired within 60 days of October 27, 2004 pursuant to the exercise of stock options and 183,923 Shares. Mr. Robson's address is 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020.

(7)
Consists of 20,000 Shares that may be acquired within 60 days of October 27, 2004 pursuant to the exercise of stock options and 29,100 Shares.

(8)
Consists of 20,000 Shares that may be acquired within 60 days of October 27, 2004 pursuant to the exercise of stock options and 9,800 Shares.

*
Less than one percent (1.0%).

Section 16(a) Beneficial Ownership Reporting Compliance

        Based on Trust records and information, and upon representations from the reporting persons, the Trust believes that all Securities and Exchange Commission filing requirements applicable to Trustees, executive officers and beneficial owners of more than 10% of a registered class of equity securities of the Trust under Section 16(a) of the Securities Exchange Act of 1934, as amended, for the fiscal year ended January 31, 2004, were complied with.

Selection of Independent Auditors

        The Trustees have selected McGladrey & Pullen, LLP as independent auditors to examine the books, records and accounts of the Trust for the fiscal year ending January 31, 2005. McGladrey & Pullen, LLP were the independent auditors of the Trust for the fiscal years ended January 31, 2004 and 2003, and is considered by the Trustees to be well qualified.

        Representatives of McGladrey & Pullen, LLP are expected to be present at the 2004 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Change in Independent Auditors

        On January 6, 2003, the Trust engaged McGladrey & Pullen, LLP to act as the Trust's principal independent accountant to audit the Trust's financial statements, replacing KPMG LLP as the Trust's principal independent accountant on the same date. The decision to change independent auditors was recommended and approved by the Audit Committee of the Board of Trustees of the Trust. The Trust reported this change in independent auditors in a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2003.

        The reports of KPMG LLP on the Trust's financial statements for the fiscal years ended January 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Trust's financial statements for the fiscal years ended January 31, 2002 and 2001, and in the subsequent interim period through January 6, 2003, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the matter in its report.

        In connection with the audits of the Trust's financial statements for the fiscal years ended January 31, 2002 and 2001, and in the subsequent interim period through January 6, 2003, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

        During the fiscal years ended January 31, 2002 and 2001, and in the subsequent interim period through January 6, 2003, the Trust did not consult with McGladrey & Pullen, LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Trust's financial statements or any of the matters described in the immediately preceding paragraphs.

Audit Fees & Services

  Audit Fees

        The aggregate fees for professional services rendered by McGladrey & Pullen, LLP for the audit of the Trust's annual financial statements for the fiscal year ended January 31, 2004 and January 31, 2003 were $134,463 and $90,275, respectively. The aggregate fees for professional services rendered by McGladrey & Pullen, LLP for reviewing the interim financial statements included in the Trust's quarterly reports on Form 10-Q filed during the fiscal year ended January 31, 2004 were $27,000 and the aggregate fees for professional services rendered by KPMG LLP for reviewing the interim financial statements included in the Trust's quarterly reports on Form 10-Q filed during the fiscal year ended January 31, 2003 were $34,000.

  Audit-Related Fees

        The aggregate fees paid to McGladrey & Pullen, LLP for audit-related services, such as comfort letters, consents and assistance with and review of documents filed with the Securities and Exchange Commission, were $7,081 and $0 for the fiscal years ended January 31, 2004 and January 31, 2003, respectively. The aggregate fees paid to KPMG LLP for audit-related services, such as review services were $6,000 for the fiscal year ended January 31, 2003. The Audit Committee pre-approved all audit-related fees billed for the fiscal year ended January 31, 2004.

  Tax Fees

        The aggregate fees paid to McGladrey & Pullen, LLP for tax compliance, tax advice and tax planning for the fiscal years ended January 31, 2004 and January 31, 2003 were $74,690 and $67,130, respectively. The aggregate fees paid to KPMG LLP for tax compliance, tax advice and tax planning for the fiscal year ended January 31, 2003 were $0. The Audit Committee pre-approved all tax fees billed for the fiscal year ended January 31, 2004.

  All Other Fees

        The aggregate fees for all other services rendered by McGladrey & Pullen, LLP during the fiscal years ended January 31, 2004 and January 31, 2003 were $750 and $4,770, respectively. The aggregate fees for all other services rendered by KPMG LLP during the fiscal year ended January 31, 2003 were $2,250. These fees represent amounts paid for the issuance of consents. The Audit Committee pre-approved all other fees billed for the fiscal year ended January 31, 2004. The Audit Committee of the Trust has considered whether the provision of these services, other than the audit of the Trust's annual financial statements, is compatible with McGladrey & Pullen, LLP and KPMG LLP maintaining their respective independence from the Trust.

        The Audit Committee pre-approves all fees for services performed by McGladrey & Pullen, LLP, including audit and non-audit services. Unless a type of service McGladrey & Pullen, LLP provides has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Since May 6, 2003, the effective date of SEC rules requiring Audit Committee pre-approval of audit and non-audit services performed by the Trust's independent auditors, all of the services provided by McGladrey & Pullen, LLP have been approved in accordance with the policies and procedures described above.

Selected Historical Consolidated Financial Information of the Trust

        The following operating data as of and for the five years ended January 31, 2004 are derived from, and should be read in conjunction with, the Trust's financial statements and the notes thereto that have been incorporated by reference into this Proxy Statement and that have been audited by McGladrey & Pullen, LLP the Trust's independent auditors, together with the information contained under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing the Trust's Annual Report to Shareholders which accompanies this Proxy Statement.

	Years Ended January 31,
	2004	2003	2002	2001	2000
Total revenue	$17,760,244	$18,927,511	$19,037,620	$9,727,206	$9,546,181
Net Income (Loss) from continuing operations	$(1,833,633)	$(2,754,660)	$(3,248,047)	$(2,594,754)	$(951,811)
Net Income (Loss) per share from continuing operations—basic and diluted	$(0.90)	$(1.33)	$(1.52)	$(1.12)	$(0.40)
Net Income (Loss)	$(2,594,317)	$(3,445,948)	$(3,539,402)	$(2,594,754)	$(951,811)
Net Income (Loss) per share—basic and diluted	$(1.27)	$(1.67)	$(1.66)	$(1.12)	$(0.40)
Cash dividends declared and paid per share	$0.02	$0.01	$0.01	$0.03	$0.02
Total assets	$47,961,594	$61,494,579	$64,264,516	$63,905,561	$65,305,519
Notes and advances payable to banks and others	$31,974,992	$38,922,408	$38,598,106	$37,053,593	$35,776,662
Notes and advances payable related parties	$6,852,241	$9,901,153	$8,666,360	$7,471,707	$2,970,000

        On February 1, 2001, the Trust acquired IHI, and the results of IHI are consolidated with the Trust beginning in fiscal year 2002, resulting in a significant increase in revenues and expenses reported by the Trust. See "Certain Transactions—Acquisition of InnSuites Hotels, Inc. by the Trust" above.

        During fiscal year 2004, the Trust sold its Scottsdale and Flagstaff, Arizona, and Buena Park, California hotel properties. See "Certain Transactions—Sale of Scottsdale, Arizona Property," "—Sale of Flagstaff, Arizona Property," and "—Sale of Buena Park, California Property" above.

        During the first quarter of fiscal year 2005, the Trust sold its Tempe, Arizona and San Diego, California hotel properties. See "Certain Transactions—Sale of Tempe, Arizona" and "—Sale of San Diego, California Property" above.

Supplementary Quarterly Financial Information of the Trust

        The following is a summary of the results of operations, by quarter, for the six months ended July 31, 2004, and the fiscal years ended January 31, 2004 and 2003. Management believes that all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such interim results have been included. The results of operations for any interim period are not necessarily indicative of those for the entire fiscal year.

FISCAL 2005	APRIL 30	JULY 31

Total revenue	$6,453,534	$4,922,463
Total revenue less interest expense on mortgage loans and operating expenses	$677,128	$(1,156,292)
Net income (loss)	$2,028,243	$(934,548)
Net income (loss) per share—basic	$0.94	$(0.40)
Net income (loss) per share—diluted	$0.59	$(0.40)
Dividends declared and paid per share	$—	$—

FISCAL 2004	APRIL 30	JULY 31	OCTOBER 31	JANUARY 31	FISCAL 2004

Total revenue	$5,729,225	3,687,158	3,962,428	4,381,433	$17,760,244
Total revenue less interest expense on mortgage loans and operating expenses	$369,886	(1,054,039)	(685,062)	(630,796)	$(2,000,011)
Net income (loss)	$147,099	(1,004,921)	(951,141)	(782,470)	$(2,594,317)
Net income (loss) per share—basic	$.07	(.50)	(.46)	(.38)	$(1.27)
Net income (loss) per share—diluted	$(.01)	(.50)	(.46)	(.38)	$(1.27)
Dividends declared and paid per share	$—	—	—	.02	$.02

FISCAL 2003	APRIL 30	JULY 31	OCTOBER 31	JANUARY 31	FISCAL 2003

Total revenue	$6,104,857	4,347,344	4,216,888	4,258,422	$18,927,511
Total revenue less interest expense on mortgage loans and operating expenses	$744,219	(1,032,845)	(954,916)	(1,710,202)	$(2,953,744)
Net income (loss)	$618,422	(730,999)	(977,581)	(2,691,737)	$(3,445,948)
Net income (loss) per share—basic	$.29	(.34)	(.49)	(1.35)	$(1.67)
Net income (loss) per share—diluted	$.06	(.34)	(.49)	(1.35)	$(1.67)
Dividends declared and paid per share	$—	—	—	.01	$.01

ADDITIONAL PROPOSALS
(PROPOSALS 2A, 2B, 2C AND 2D ON THE PROXY CARD)

        On June 13, 2003, the Trust received notice from Amex indicating that the Trust failed to meet certain of Amex's continued listing standards. The Trust was given the opportunity to submit a plan to regain compliance with those continued listing standards. Management of the Trust began formulating such a plan under the guidance of the Board of Trustees. On July 24, 2003, the independent members of the Board of Trustees approved the submission of the Trust's plan (the "Amex Plan") to Amex. On August 26, 2003, the Trust was notified that Amex had accepted the Amex Plan and granted the Trust the opportunity to regain compliance with Amex's continued listing standards. Under the Amex Plan, the Trust will, among other things, engage in equity raising activities. The Board of Trustees established a minimum per Share price of $1.20 and a maximum per Share price of $2.00 to be used in calculating the number of Shares to be issued pursuant to the Proposals. The Trust and Mr. Wirth negotiated those minimum and maximum per Share prices in order to provide certainty as to the number of Shares to be issued pursuant to the Proposals and to protect each party from the risk of fluctuations in the market price of the Trust's Shares. The Trust is required to complete the Amex Plan by December 13, 2004.

        The Board of Trustees has monitored the Trust's progress in complying with the Amex Plan at each of its meetings. When necessary, the Board of Trustees has modified the Amex Plan to account for new developments in the operations of the Trust and in the hospitality industry. In its deliberations regarding the Proposals, the Board of Trustees considered a number of factors, including the following:

  •
  The impact on the Trust's reported shareholders' equity and the importance of continued listing of the Shares of the American Stock Exchange to the Trust's shareholders and the Partnership's limited partners.

  •
  The historical and current market prices of the Trust's Shares.

  •
  The dilution of the Trust's current shareholders upon implementation of the Proposals.

  •
  The interests of the shareholders of the Trust and the Trust's responsibilities to the shareholders.

  •
  The interests of the limited partners of the Partnership and the Trust's responsibilities as general partner to the limited partners under the Partnership agreement.

  •
  The interests of the Trust's executive officers and directors with respect to the Proposals, apart from their interests as shareholders of the Trust, and the risk that these interests might influence their decision with respect to the Proposals.

        The Proposals are intended to reduce the Trust's indebtedness and increase the Trust's shareholders' equity, thereby addressing the remaining issues cited in Amex's June 13, 2003 notice and completing the Amex Plan. On October 26, 2004, the independent members of the Board of Trustees approved the submission of the Proposals to a vote by the Trust's shareholders.

        Accordingly, the Board of Trustees presents the following proposals for approval by the shareholders of the Trust:

  A.
  to issue up to 7,125,876 Shares to the Partnership in exchange for the cancellation of indebtedness owed by the Trust to the Partnership in the aggregate principal amount of $8.3 million plus approximately $260,000 in accrued but unpaid interest, only 3,051,300 of which would remain outstanding following the consummation of the Debt Cancellation Proposal, which is listed as Proposal 2A on the Proxy Card;

  B.
  to issue up to 5,356,392 Shares to the Partnership in consideration of the Trust's acquisition of all general partner interests of Yuma LP which are currently held by the Partnership, only

    2,293,607 of which would remain outstanding following the consummation of the Acquisition Proposal, which is listed as Proposal 2B on the Proxy Card;

  C.
  to issue up to 568,155 Shares to the Note Holders in exchange for the cancellation of indebtedness owed by the Trust to the Note Holders in the aggregate principal amount of $681,786, all 568,155 of which would remain outstanding following the consummation of the Notes Cancellation Proposal, which is listed as Proposal 2C on the Proxy Card; and

  D.
  to issue up to 1,000,000 Shares upon conversion of a like-number of Class B limited partnership units in the Partnership into Shares by James F. Wirth and certain of his affiliates, all 1,000,000 of which would remain outstanding following the consummation of the Units Conversion Proposal, which is listed as Proposal 2D on the Proxy Card.

        The foregoing discussion of the information and factors considered by the Trust's Board of Trustees is not exhaustive, but includes all material factors considered by the Board of Trustees. In view of the wide variety of factors considered by the Board of Trustees in connection with its evaluation of the Proposals and the complexity of such matters, the Board of Trustees did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Board of Trustees conducted a discussion of the factors described above, including asking questions of the Trust's management and the Trust's legal and financial advisors. The independent members of the Board of Trustees reached a unanimous decision that the transactions described in the Proposals should be submitted to a vote by the Trust's shareholders. In addition, individual Trustees may have considered other factors not described above in reaching their decision. It should be noted that this explanation of the Trust's Board of Trustees' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

        The Amex Rules contain a number of quantitative and qualitative requirements for continued listing on the American Stock Exchange. Amex has broad discretion to suspend or remove a security from trading on the American Stock Exchange for failure to meet any of those enumerated requirements or for other reasons that Amex's Board of Governors, in its discretion, considers to be appropriate. The Trust can provide no assurance that Amex will accept the Trust's completion of the Amex Plan or that future events will not result in additional proceedings by Amex against the Trust with respect to Amex's continued listing standards.

Reasons for Seeking Shareholder Approval

        The Trust is seeking shareholder approval of the Debt Cancellation Proposal as required by Section 713(a) of the American Stock Exchange Company Guide (the "Amex Rules") since the issuance of the Shares described therein would exceed 20% of the issued and outstanding Shares of the Trust.

        The Trust is seeking shareholder approval of the Acquisition Proposal as required by Section 712(b) of the Amex Rules since the issuance of the Shares described therein would exceed 20% of the issued and outstanding Shares of the Trust.

        The Trust is seeking shareholder approval of the Notes Cancellation Proposal as required by Section 713(a) of the Amex Rules since the issuance of the Shares described therein would exceed 20% of the issued and outstanding Shares of the Trust.

        The Trust is seeking shareholder approval of the Units Conversion Proposal as required by Section 713(a) of the Amex Rules since the issuance of the Shares described therein would exceed 20% of the issued and outstanding Shares of the Trust.

        Pursuant to Section 710 of the Amex Rules, the affirmative vote of a majority of the votes cast at the 2004 Annual Meeting, in person or by proxy, is required for approval of each of the Proposals.

        The Board of Trustees is not making a recommendation with respect to any of the Proposals, however, each of the Trustees and executive officers other than Mr. Wirth has indicated their intention to vote the Shares owned by them in favor of each of the Proposals. Shares represented by properly executed proxy cards will be voted in accordance with the specifications made thereon. If no specification is made, properly executed proxies will be voted FOR the Proposals.

        As of October 27, 2004, the Trustees and executive officers of the Trust other than Mr. Wirth collectively own approximately 12.02% of the issued and outstanding Shares of the Trust, and each of them has indicated that they intend to vote their Shares in favor of each of the Proposals. Mr. Wirth and his affiliates have agreed to vote the Shares owned by them in the same proportions as the other votes cast with respect to each Proposal. As of October 27, 2004, Mr. Wirth and his affiliates collectively own approximately 25.99% of the issued and outstanding Shares of the Trust.

Background to Proposals 2A, 2B, 2C and 2D

        As of July 31, 2004, the Trust held a 57.18% general partner interest as the sole general partner of the Partnership. The Partnership is a Delaware limited partnership that owns (directly and indirectly) six InnSuites® hotels located in Arizona, New Mexico and southern California. Prior to May 1, 2004, each of the Hotels (including the Yuma Hotel) was leased to InnSuites Hotels, Inc., a wholly-owned subsidiary of the Trust, under substantially identical Percentage Leases. Effective May 1, 2004, the Percentage Leases for each of the Hotels (including the Yuma Hotel) were terminated. See "Certain Transactions—Termination of Percentage Leases" above.

        The Partnership has two outstanding classes of limited partnership interests, Class A and Class B, identical in all respects except that each Class A limited partnership unit is convertible, at the option of the Class A holder, into one newly-issued Share. Each Class B limited partnership unit may be converted into one newly-issued Share only upon the approval of the Board of Trustees. As of July 31, 2004, a total of 1,189,386 Class A limited partnership units were outstanding, representing 9.0% of the total partnership units in the Partnership, and a total of 4,467,938 Class B limited partnership units were outstanding, all of which were held by James F. Wirth and his affiliates, representing 33.82% of the total partnership units in the Partnership.

        On October 27, 2004, there were 2,349,155 Shares of the Trust issued and outstanding.

        Effective February 1, 2001, Suite Hospitality Management, Inc. contracted to provide property management services and employment services to IHI at the Hotels (including the Yuma Hotel). IHI agreed to pay the Management Company an annual management fee equal to 2.5% of the gross room revenues of each of the Hotels (including the Yuma Hotel) in consideration of the Management Company's property management and employment services. Effective February 1, 2003, the annual management fee paid by IHI to the Management Company was reduced from 2.5% to 2.0% of gross room revenues. This reduction was to continue until January 31, 2005, at which time the annual management fee was to return to 2.5% of gross room revenue of the Hotels.

        Effective February 2, 2004, the Management Company acquired InnSuites Licensing Corp., an entity owned by Mr. Wirth and his spouse. In exchange for all of the issued and outstanding capital stock of the Licensing Corp., Mr. Wirth and his spouse received 55,563 Shares of the Trust that were held by the Management Company.

        Prior to June 8, 2004, the Licensing Corp. owned all of the InnSuites® tradenames and trademarks. IHI agreed to pay the Licensing Corp. an annual licensing fee equal to 2.5% of the gross room revenue (1.25% for hotel properties which also carry a third-party franchise, such as Best Western® or Holiday Inn®) of the Hotels (including the Yuma Hotel) in consideration of the

Licensing Corp.'s trademark and licensing services. Effective November 1, 2002, the annual licensing fee paid by IHI to the Licensing Corp. was reduced from 2.5% to 2.0% of gross room revenues (reduced from 1.25% to 1.0% for hotel properties which also carry a third-party franchise). This reduction was to continue until January 31, 2005, at which time the annual licensing fee was to return to 2.5% (or 1.25% for hotel properties with a third-party franchise) of gross room revenue of the Hotels (including the Yuma Hotel).

        Effective June 8, 2004, IHI acquired the management agreements under which the Management Company provided management and employment services to the Hotels, and the license agreements and the related registered and unregistered InnSuites trademarks and tradenames by which Licensing Corp. provided trademark and licensing services to the Hotels. IHI will now manage the Hotels on behalf of the Partnership, for which IHI will receive management fees and trademark and licensing fees. See "Certain Transactions—Acquisition of Management Agreements and Licensing Agreements."

PROPOSAL 2A

Exchange of Shares for Cancellation of Debt
(the Debt Cancellation Proposal)

General

        On April 2, 1999, the Trust issued an unsecured promissory note in the principal amount of $2.6 million to the Partnership (the "Exchange Note"). The Trust used the proceeds of this loan to purchase 1.3 million general partner units in the Partnership. Annual interest only payments under the Exchange Note are due on March 1 of each year and are based on a 7% interest rate, and the unpaid principal balance of the Exchange Note is due at maturity on April 2, 2006. The Partnership generated the money it loaned to the Trust by refinancing the Northern Phoenix hotel and borrowing an additional $1.8 million that was secured by a mortgage on that property. Monthly principal and interest payments on the Exchange Note began on April 1, 1999. The Exchange Note, by its terms, is not convertible into Shares. There have been no defaults in required payments under the Exchange Note. The principal balance of the Exchange Note has been paid in full, however, there remains $260,000 of accrued but unpaid interest (the "Exchange Note Interest").

        On July 26, 2002, the Trust purchased 673,623 Shares of Beneficial Interest held by the Partnership for $1.5 million (the "Purchase Debt"). The Trust recorded the Purchase Debt as a note payable to a related party, which was eliminated when the financial results of the Partnership were consolidated with the financial results of the Trust, and the Purchase Debt did not accrue interest.

        On March 21, 2004, the Partnership sold its Tempe, Arizona property to Tempe/Phoenix Airport Resort LLC, an affiliate of Mr. Wirth. Tempe/Phoenix Airport Resort LLC satisfied the purchase price by assuming $5.1 million of notes payable to Mr. Wirth and his affiliates, $3.7 million of which was due from the Trust. As a result, the Partnership was deemed to have satisfied the Trust's obligation to Mr. Wirth, for which the Trust was indebted to the Partnership in the amount of $3.7 million (the "Satisfied Debt"). The Trust recorded the Satisfied Debt as a note payable to a related party, which was eliminated when the financial results of the Partnership were consolidated with the financial results of the Trust, and the Satisfied Debt did not accrue interest.

        During fiscal years 2002, 2003 and 2004, the Partnership advanced $3.1 million to the Trust, which the Trust used to make principal and interest payments on its debt obligations (the "Debt Service Advances").

The Proposal

        The Trust proposes to issue up to 7,125,876 Shares to the Partnership in exchange for the cancellation of the Exchange Note Interest, the Purchase Debt, the Satisfied Debt and the Debt Service Advances owed by the Trust to the Partnership in the aggregate amount of approximately $8.5 million (collectively, the "Cancelled Debts"). As a result of the issuance of Shares described in the Debt Cancellation Proposal, listed as Proposal 2A on the Proxy Card, the Partnership would cancel substantially all amounts that it is owed by the Trust.

        The Shares received by the Partnership would be immediately distributed to its partners, which include the Trust (as the sole general partner) and Mr. Wirth and his affiliates (as majority limited partners). The Trust's receipt of Shares from the Partnership would result in up to 4,074,576 of the total Shares issued in connection with the Debt Cancellation Proposal to be held by the Trust as treasury shares, and only up to 3,051,300 of the issued Shares shall be outstanding.

        The exact number of Shares to be issued to the Partnership pursuant to the Debt Cancellation Proposal would depend upon the market price of the Shares at the effective time of the transaction, since the Trust would issue the number of Shares equal to (a) the amount of the Cancelled Debt divided by (b) the market price of the Trust's Shares at that time, provided, however, that regardless of the market price, the per Share price used for this calculation will not be less than $1.20 or more than $2.00. An increase or decrease in the market price of the Trust's Shares would decrease or increase, respectively, the number of Shares issued to the Partnership pursuant to the Debt Cancellation Proposal. The maximum number of Shares to be issued by the Trust in connection with the Debt Cancellation Proposal (7,125,876) is based on a price of $1.20 per Share and the minimum number of Shares to be issued by the Trust in connection with the Debt Cancellation Proposal (4,275,526) is based on a price of $2.00 per Share. See "Effect of the Proposals" below.

        The reduction in the Trust's liabilities resulting from the transactions described in the Debt Cancellation Proposal would increase the Trust's reported shareholders' equity, which would facilitate the Trust's compliance with the continued listing standards of the American Stock Exchange. See "Effect of the Proposals" and "Unaudited Pro Forma Financial Information" below.

Dilution of Percentage Ownership Interests of Existing Shareholders

        As a result of the issuance of the Shares described in the Debt Cancellation Proposal, the percentage ownership interests of all existing shareholders of the Trust other than Mr. Wirth and his affiliates and, under some circumstances, limited partners of the Partnership who are also Trust shareholders would be diluted. See "Effect of the Proposals" below.

PROPOSAL 2B

Acquisition of the Sole General Partnership Interest
of Yuma Hospitality Properties, Ltd.
(the Acquisition Proposal)

General

        The Partnership is the 99.9% sole general partner of Yuma Hospitality Properties, Ltd., an Arizona limited partnership that owns the Yuma Hotel. Upon consummation of the Acquisition Proposal, the Trust would be the 99.9% sole general partner of Yuma LP.

        The Trust proposes to issue up to 5,356,392 Shares to the Partnership in connection with the Acquisition Proposal. The Shares received by the Partnership would be immediately distributed to its partners, which include the Trust (as the sole general partner) and Mr. Wirth and his affiliates (as majority limited partners). The Trust's receipt of Shares from the Partnership would result in up to 3,062,785 of the total Shares issued in connection with the Acquisition Proposal to be held by the Trust as treasury shares, and only up to 2,293,607 of the issued Shares shall be outstanding.

        The exact number of Shares to be issued to the Partnership pursuant to the Acquisition Proposal would depend upon the market price of the Shares at the effective time of the acquisition, since the Trust would issue the number of Shares equal to (a) the agreed value of the net assets of Yuma LP (as determined below) divided by (b) the market price of the Trust's Shares at that time, provided, however, that regardless of the market price, the per Share price used for this calculation will not be less than $1.20 or more than $2.00. An increase or decrease in the market price of the Trust's Shares would decrease or increase, respectively, the number of Shares issued to the Partnership pursuant to the Acquisition Proposal. The maximum number of Shares to be issued by the Trust in connection with the Acquisition Proposal (5,356,392) is based on an estimated price of $1.20 per Share and the minimum number of Shares to be issued by the Trust in connection with the Acquisition Proposal (3,213,835) is based on an estimated price of $2.00 per Share. See "Effect of the Proposals" below.

        The Trust would acquire the 99.9% sole general partner interest in Yuma LP by issuing a number of Shares equal in value to approximately $6.4 million, representing approximately $8.9 million in fair value of the assets of Yuma LP reduced by the Trust's assumption of approximately $2.5 million in mortgage debt secured by the Yuma Hotel and other liabilities.

        The Trust and the Partnership would account for the acquisition in accordance with rules and conventions applicable to transactions between entities under common control. The Trust and the Partnership may alter the method of effecting the acquisition, provided that such change does not adversely affect the tax treatment of the Trust or its shareholders, or materially impede or delay completion of the acquisition.

        Following the exchange, the Yuma LP would operate as a majority-owned subsidiary of the Trust. As a result of the acquisition by IHI of the management agreement and the licensing agreements previously defining the management services provided by the Management Company and the trademark and licensing services provided by Licensing Corp. to the Hotels, IHI will manage the Yuma Hotel on behalf of the Trust, for which IHI will receive management fees and trademark and licensing fees. See "Certain Transactions—Acquisition of Management Agreements and Licensing Agreements."

        The principal executive offices of the Trust are located at InnSuites Hotels Centre, 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020.

        The principal executive offices of Yuma LP are located at 1615 East Northern Avenue, Suite 102, Phoenix, Arizona 85020.

        The Trust's Board of Trustees believes that the Acquisition Proposal presents a strategic opportunity for the Trust to substantially increase its allocable share in the profitable operations of the

Yuma Hotel and its allocable share of Yuma LP's equity, each of which would increase the Trust's reported shareholders' equity, facilitating the Trust's compliance with the Amex Plan and Amex's continued listing standards.

        In its deliberations regarding the Acquisition Proposal, the Trust's Board of Trustees considered a number of factors, in addition to the factors described under "Additional Proposals" above, including the following:

  •
  Its understanding of the Trust's business, operations, financial condition, earnings and prospects and of the Yuma Hotel's business, operations, financial condition, earnings and prospects.

  •
  The complementary aspects of the Trust's and the Yuma Hotels' business.

  •
  The reports of the Trust's management concerning the operations, financial condition, earnings and prospects of the Yuma Hotel.

        The Trust's Board of Trustees also considered potential risks associated with the acquisition in connection with its deliberations of the proposed transaction, including:

  •
  The exposure to a greater portion of the operating results of the Yuma Hotel due to the Trust's increased ownership interest in Yuma LP.

        The Board of Trustees determined the value of the Yuma Hotel for purposes of the Acquisition Proposal based upon their evaluation of recent appraisals of the Yuma Hotel and sales of other comparable hotel properties, as well as their knowledge of the hospitality industry.

        The Board of Trustees realizes that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding growth rates, potential revenue enhancements, anticipated cost savings and earnings accretion. However, the Trust's Board of Trustees concluded that the potential positive factors outweigh the potential risks of completing the Acquisition Proposal and decided to submit the Acquisition Proposal to a vote by the Trust's shareholders.

        The foregoing discussion of the information and factors considered by the Trust's Board of Trustees is not exhaustive, but includes all material factors considered by the Board of Trustees. In view of the wide variety of factors considered by the Board of Trustees in connection with its evaluation of the Acquisition Proposal and the complexity of such matters, the Board of Trustees did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Board of Trustees conducted a discussion of the factors described above, including asking questions of the Trust's management and the Trust's legal and financial advisors, and the independent members of the Board of Trustees reached a unanimous decision that the transactions described in the Acquisition Proposal should be submitted to a vote by the Trust's shareholders. In addition, individual Trustees may have considered other factors not described above in reaching their decision. It should be noted that this explanation of the Trust's Board of Trustees' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

Dilution of Percentage Ownership Interests of Existing Shareholders

        As a result of the issuance of the Shares described in the Acquisition Proposal, the percentage ownership interests of all existing shareholders of the Trust other than Mr. Wirth and his affiliates and, under some circumstances, limited partners of the Partnership who are also Trust shareholders would be diluted. See "Effect of the Proposals" below.

Selected Historical Financial Information of Yuma Hospitality Properties, Ltd.

        The following operating data for the years ended January 31, 2004, 2003 and 2002 and the balance sheet data as of January 31, 2004 and 2003 are derived from, and should be read in conjunction with, the financial statements and the notes thereto of Yuma Hospitality Properties, Ltd., together with the information contained under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations of Yuma Hospitality Properties, Ltd." appearing elsewhere in this Proxy Statement. The operating data for the years ended January 31, 2001 and 2000 and the balance sheet data as of January 31, 2001 and 2000 are unaudited.

	Year Ended January 31,
	2004	2003	2002	2001	2000
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total revenue	$2,918,612	$3,062,133	$2,663,029	$3,982,866	$119,073
Net Income	$166,400	$478,017	$233,896	$282,751	$341,819
Total assets	$6,007,039	$6,379,514	$6,333,410	$6,259,287	$6,561,976
Note payable to bank	$2,685,306	$2,919,051	$3,132,220	$3,326,624	$3,489,758

Supplementary Quarterly Financial Information of Yuma Hospitality Properties, Ltd.

        The following is a summary of the results of operations, by quarter, for the six months ended July 31, 2004, and the fiscal years ended January 31, 2004 and 2003. Management believes that all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such interim results have been included. The results of operations for any interim period are not necessarily indicative of those for the entire fiscal year.

FISCAL 2005	APRIL 30	JULY 31
Total revenue	$1,063,814	$781,563
Net income	$348,398	$76,343

FISCAL 2004	APRIL 30	JULY 31	OCTOBER 31	JANUARY 31	FISCAL 2004
Total revenue	$746,562	499,451	783,357	889,242	$2,918,612
Net income (loss)	$43,594	(184,562)	95,097	212,271	$166,400

FISCAL 2003	APRIL 30	JULY 31	OCTOBER 31	JANUARY 31	FISCAL 2003
Total revenue	$803,625	763,532	759,773	735,203	$3,062,133
Net income	$125,352	266,157	(16,806)	103,314	$478,017

Management's Discussion and Analysis of Financial Condition and Results of Operations of Yuma Hospitality Properties, Ltd.

        The following discussion should be read in conjunction with the financial statements and notes thereto of Yuma Hospitality Properties, Ltd. appearing elsewhere in this Proxy Statement.

        Results of Operations of Yuma Hospitality Properties, Ltd. for the year ended January 31, 2004 compared to the year ended January 31, 2003.

        A summary of operating results for the fiscal years ended January 31, 2004 and 2003 is:

	2004	2003	Change	% Change
Revenue	$2,918,612	$3,062,133	$(143,521)	-4.69%
Operating Profit	$424,865	$757,217	$(332,352)	-43.89%
Net Income	$166,400	$478,017	$(311,617)	-65.19%

        For the twelve months ended January 31, 2004, Yuma LP had total revenue of $2.9 million compared to $3.1 million for the twelve months ended January 31, 2003, a decrease of approximately $200,000, or 4.69%. This decrease was due to lower operating revenues at the 166-suite InnSuites Hotel and Suites Yuma owned by Yuma LP (the "Yuma Hotel") due to the continued economic decline of the travel and tourism industry. Total expenses of $2.8 million for the twelve months ended January 31, 2004 reflect an increase of approximately $200,000, or 6.50%, compared to total expenses of $2.6 million for the twelve months ended January 31, 2003. The increase was primarily due to increased depreciation charges incurred on an increased asset base generated from, and increased expenses related to, extensive refurbishment projects and additional repairs on the property during the end of fiscal year 2003 and the first half of fiscal year 2004.

        Total room revenue decreased approximately $200,000, or 5.52%, to $2.7 million for the twelve months ended January 31, 2004 from $2.9 million for the twelve months ended January 31, 2003, primarily due to the continued economic decline of the travel and tourism industry.

        Total operating expenses for the twelve months ended January 31, 2004 were $2.5 million, an increase of approximately $200,000, or 8.19%, from $2.3 million in the twelve months ended January 31, 2003. The increase was primarily due to increased depreciation charges incurred on an increased asset base generated from, and increased expenses related to, extensive refurbishment projects and additional repairs on the property.

        Total interest expense for the twelve months ended January 31, 2004 was $258,000, a decrease of approximately $21,000, or 7.43%, from $279,000 in the twelve months ended January 31, 2003.

        Real estate and personal property taxes and insurance was $164,000 for the twelve months ended January 31, 2004, which was consistent with the prior year total of $173,000.

        Hotel property depreciation for the twelve months ended January 31, 2004 compared to 2003 increased approximately $61,000, or 17.98%, to $395,000 from $334,000, respectively. The increase was due to increased depreciation charges incurred on an increased asset base generated from, and increased expenses related to, extensive refurbishment projects.

        Yuma LP had net income of $166,400 for the twelve months ended January 31, 2004, compared to income of $478,017 in the prior year. The decrease was caused primarily by decreased operating revenues at the Yuma Hotel, due to the continued economic decline of the travel and tourism industry.

        Results of Operations of Yuma Hospitality Properties, Ltd. for the year ended January 31, 2003 compared to the year ended January 31, 2002.

        A summary of operating results for the fiscal years ended January 31, 2003 and 2002 is:

	2003	2002	Change	% Change
Revenue	$3,062,133	$2,663,029	$399,104	14.99%
Operating Profit	$757,217	$532,005	$225,212	42.33%
Net Income	$478,017	$233,896	$244,121	>100%

        For the twelve months ended January 31, 2003, Yuma LP had total revenue of $3.1 million compared to $2.7 million for the twelve months ended January 31, 2002, an increase of approximately $400,000, or 14.99%. The increase was primarily due to increased operating revenues at the Yuma Hotel, caused by increased sales efforts. Total expenses of $2.6 million for the twelve months ended January 31, 2003 reflect an increase of approximately $200,000, or 6.38%, compared to total expenses of $2.4 million for the twelve months ended January 31, 2002. The increase was primarily due to increased depreciation charges incurred on an increased asset base generated from, and increased expenses related to, extensive refurbishment projects and losses incurred on the replacement of hotel assets during fiscal year 2003.

        General and administrative expenses include hotel administration expenses, professional fees, certain expenses related to refurbishment and losses incurred on the disposal of assets. In comparing general and administrative expenses for the twelve months ended January 31, 2003 and 2002, these expenses increased $26,000, or 7.01%, to $394,000 in fiscal year 2003 from $368,000 in fiscal year 2002. This increase was primarily due to expenses incurred on the replacement of hotel fixtures, furniture and equipment in fiscal year 2003.

        Total operating expenses for the twelve months ended January 31, 2003 were $2.3 million, an increase of approximately $200,000, or 8.16%, from $2.1 million in the twelve months ended January 31, 2002. The increase was primarily due to increased depreciation charges incurred on an increased asset base generated from, and increased expenses related to, extensive hotel refurbishment projects.

        Total interest expense for the twelve months ended January 31, 2003 was $279,000, a decrease of $19,000, or 6.34%, from $298,000 in the twelve months ended January 31, 2002.

        Real estate and personal property taxes and insurance was $173,000 for the twelve months ended January 31, 2003, which was consistent with the prior year total of $164,000.

        Hotel property depreciation for the twelve months ended January 31, 2003 compared to 2002 increased approximately $29,000, or 9.58%, to $334,000 from $305,000, respectively. The increase resulted primarily from increased depreciation charges incurred on an increased asset base generated from, and increased expenses related to, extensive hotel refurbishment projects and increased room revenues.

        Yuma LP had net income of $478,000 for the twelve months ended January 31, 2003, compared to net income of $234,000 in the prior year, an increase of greater than 100%. The increase was primarily due to increased rent revenues at the Yuma Hotel based on increased sales efforts.

        Results of Operations of Yuma Hospitality Properties, Ltd. for the six months ended July 31, 2004 compared to the six months ended July 31, 2003.

        A summary of operating results for the six months ended July 31, 2004 and 2003 is:

	2004	2003	Change	% Change
Revenue	$1,845,377	$1,246,013	$599,364	48.10%
Operating Profit	$541,617	$(9,113)	$550,730	>100%
Net Income	$424,741	$(141,058)	$565,799	>100%

        For the six months ended July 31, 2004, Yuma LP had total revenue of $1.8 million compared to $1.2 million for the six months ended July 31, 2003, an increase of approximately $600,000 or 48.10%. The increase was due to increased room revenue primarily caused by economic improvements in the travel and tourism industry. Total expenses of $1.4 million were consistent with the prior year period.

        Total room revenue increased $600,000 or 48.17% to $1.8 million for the six months ended July 31, 2004 from $1.2 million for the six months ended July 31, 2003, primarily due to an improving economy.

        Total operating expenses for the six months ended July 31, 2004 were $1.3 million, which was consistent with the prior year period.

        Total interest expense for the six months ended July 31, 2004 was $117,000, a decrease of $15,000, or 11.42%, from $132,000 in the six months ended July 31, 2003.

        Real estate and personal property taxes and insurance was $85,000 for the six months ended July 31, 2004, a decrease of $2,000, or 2.36%, from the prior year period total of $87,000.

        Hotel property depreciation for the six months ended July 31, 2004 compared to 2003 increased approximately $24,000, or 13.09%, to $211,000 from $187,000, respectively. The increase resulted primarily from increased depreciation charges incurred on an increased asset base generated from, and increased expenses related to, extensive hotel refurbishment projects.

        Yuma LP had net income of $425,000 for the six months ended July 31, 2004, compared to net loss of $(141,000) in the prior year period, an increase of approximately $566,000, or greater than

100%. The increase was primarily due to increased room revenues caused by improved operating revenues at the Yuma Hotel based on increased sales efforts and recent refurbishment projects.

  Liquidity and Capital Resources

        Net cash provided by operating activities totaled approximately $566,000, $826,000, and $545,000 for the years ended January 31, 2004, 2003 and 2002, respectively. The fluctuations were primarily due to improved collections of receivables.

        Net cash used in investing activities totaled approximately $(408,000), $(196,000), and $(107,000) for the years ended January 31, 2004, 2003 and 2002, respectively. The increases were attributable to cash used for extensive refurbishment projects undertaken during fiscal years 2004 and 2003.

        Net cash used in financing activities totaled approximately $(158,000), $(631,000), and $(460,000) for the years ended January 31, 2004, 2003 and 2002, respectively. The decreases in cash used comparing 2002, 2003 and 2004 reflect Yuma LP's use of its cash reserves to fund 2002 financing activities, compared to its use of increasing capital contributions by the Partnership during 2003 and 2004 for such activities.

        As of January 31, 2004, Yuma LP had no commitments for capital expenditures beyond a 4% reserve for refurbishment and replacements that is set aside annually, as described below.

        During the years ended January 31, 2004, 2003 and 2002, Yuma LP contributed to a Capital Expenditures Fund (the "Fund") intended to be used for capital improvements to the Yuma Hotel and refurbishment and replacement of furniture, fixtures and equipment. With each monthly mortgage payment, Yuma LP would also transfer to its mortgage lender an amount equal to 4% of the previous month's gross revenues, which amount was returned to Yuma LP or paid to outside vendors (at the election of Yuma LP) upon the mortgage lender's receipt of payment acknowledgements and/or invoices for qualifying capital expenditures. As of January 31, 2004, $43 was held in the Fund and is reported on Yuma LP's Balance Sheet as "Restricted Cash."

        During the twelve months ended January 31, 2004 and 2003, Yuma LP spent approximately $408,000 and $227,000, respectively, for capital expenditures at the Yuma Hotel. Yuma LP considers the majority of these improvements to be revenue producing. Therefore, these amounts have been capitalized and are being depreciated over their estimated useful lives. Yuma LP plans to spend approximately $120,000 for capital expenditures at the Yuma Hotel in fiscal year 2005.

        Yuma LP has minimum debt payments of $256,000 and $281,000 due during fiscal years 2005 and 2006, respectively. The Partnership believes that these obligations can be satisfied during fiscal years 2005 and 2006 using revenue generated by the operations of the Yuma Hotel.

  Contractual Obligations

        The following summarizes the contractual obligations of Yuma LP at January 31, 2004, and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

	PAYMENTS DUE BY PERIOD
CONTRACTUAL OBLIGATIONS	TOTAL	LESS THAN 1 YEAR	1-3 YEARS	3-5 YEARS	THEREAFTER
Mortgage notes payable	$2,685,306	$256,307	$589,222	$708,460	$1,131,317

TOTAL	$2,685,306	$256,307	$589,222	$708,460	$1,131,317

  Critical Accounting Policies and Estimates

        Yuma LP believes that impairment testing of long-lived assets is its most critical accounting estimate. Accordingly, the accounting policy it follows for the valuation of its hotel property, which constitutes a majority of its assets, is its most critical accounting policy. Yuma LP applies SFAS No. 144 to determine when it is necessary to test an asset for impairment. On an events and circumstances basis, Yuma LP reviews the carrying value of its hotel property. Yuma LP would record an impairment loss and reduce the carrying value of its hotel property when anticipated undiscounted future cash flows (excluding interest) is less than the carrying value of the hotel property. In cases where Yuma LP does not expect to recover the carrying cost of its hotel property, it would reduce the carrying value to the fair value of the hotel, as determined by a current appraisal. For the twelve months ended January 31, 2004, 2003 and 2002, Yuma LP recorded no impairment losses. As of January 31, 2004, Yuma LP does not believe that the carrying values of its hotel property is impaired.

  Inflation

        Yuma LP's revenue is based on the underlying revenue generated by the Yuma Hotel. Therefore, Yuma LP relies entirely on the Yuma Hotel's ability to increase revenue to keep pace with inflation. Operators of hotels in general, and InnSuites Hotels in particular, can change room rates quickly, but competitive pressures may limit the Yuma Hotel's ability to raise rates faster than inflation.

Market Price of and Dividends on Yuma LP Partnership Interests

        There is no trading market for the general or limited partnership interests in Yuma LP. The Partnership maintains central clearing bank accounts to maintain the Hotels, including the Yuma Hotel. Yuma LP deposits its receipts into these accounts, and funds are disbursed from these account by the Partnership to satisfy Yuma LP obligations. In the event that receipts deposited by Yuma LP are greater than disbursements made on behalf of Yuma LP, such excess is deemed to be a "distribution" from Yuma LP to the Partnership. In the event that receipts deposited by Yuma LP are less than disbursements made on behalf of Yuma LP, such deficiency is deemed to be a "capital contribution" by the Partnership to Yuma LP. For fiscal 2002, the Partnership was deemed to have received a distribution from Yuma LP in the amount of $171,039. For fiscal years 2003 and 2004, the Partnership was deemed to have made a capital contribution to Yuma LP in the amount of $442,226 and $525,436, respectively.

Quantitative and Qualitative Disclosures about Market Risk

        Yuma LP is exposed to interest rate risk primarily as a result of its mortgage note payable. The proceeds from this loan were used to acquire the property. Yuma LP's interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flow and to lower its overall borrowing costs. To achieve its objectives, Yuma LP has borrowed using fixed rate debt. Yuma LP's interest rate risk is monitored using a variety of techniques. The table below presents the principal amounts, weighted average interest rates, fair value and other terms required, by year of expected maturity, in order to evaluate the expected cash flow and sensitivity to interest rate changes.

	Fiscal Year
Debt Type
	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
Fixed rate debt(1)	$256,307	281,047	308,175	337,921	370,539	1,131,317	2,685,306	2,917,000
Average interest rate	9.25%	9.25%	9.25%	9.25%	8.27%	8.25%	8.29%	7.00%
Interest rate available on January 31, 2004	7.00%	7.00%	7.00%	7.00%	7.00%	7.00%	7.00%	7.00%

(1)
The fair value of fixed rate debt was determined based on current rates offered for fixed rate debt with similar risks and maturities.

        The table incorporates only those exposures that exist as of January 31, 2004 and does not consider those exposures or positions which would arise after that date. Moreover, because firm commitments are not represented in the table above, the information presented therein has limited predictive value. As a result, Yuma LP's interest rate fluctuations will depend on the exposures that arise during any particular period and future interest rates.

Tax Treatment of the Acquisition Proposal

        The purchase of the 99.9% general partner interest of Yuma LP by the Trust will be a taxable purchase. As such, the Trust will be allocated and recognize approximately $2.5 million of gain which is attributable to the Trust's allocable percentage of the Partnership's gain on the sale of the general partnership interest in Yuma LP. Currently, the Trust has sufficient net operating losses to offset the allocated gain in its entirety for regular federal tax purposes. However, under current law, the Trust can only offset 90% of its alternative minimum taxable income with alternative minimum tax losses. The total potential tax liability to the Trust (state and alternative minimum tax) relating to this acquisition would be approximately $200,000.

Accounting Treatment of the Acquisition Proposal

        The transactions described in the Acquisition Proposal would be accounted for in accordance with rules and conventions applicable to transactions between entities under common control. As a result, the financial statements of the Trust issued after the acquisition would report 100% of the equity of Yuma LP as shareholders' equity in the Trust and would not be restated retroactively to reflect the historical financial position or results of operations of the Yuma Hotel. The results of operations of Yuma LP would be included in the results of operations of the Trust beginning on the effective date of the acquisition. In the historical financial statements of the Trust, all per Share amounts related to periods prior to the acquisition would not be restated to give retroactive recognition to the effect of the Shares being issued in the acquisition.

No Regulatory Approval for the Acquisition Proposal

        There are no material federal or state approvals or actions that are required prior to the parties' consummation of the Acquisition Proposal.

PROPOSAL 2C

Exchange of Shares for Cancellation of Notes
(the Notes Cancellation Proposal)

General

        On July 25, 2002, the Trust purchased 225,390 Class B limited partnership units in the Partnership from Hulsey Hotels Corporation, an affiliate of Mr. Wirth, at a purchase price equal to the closing price of the Trust's Shares on that date. The Trust made a down payment of $1,511 and issued a secured promissory note in the principal amount of $438,000 (the "Hulsey Note"). The Hulsey Note is secured by the purchased Class B limited partnership units. Annual interest only payments under the Hulsey Note are due on August 1 of each year and are based on a 7% interest rate, and the unpaid principal balance of the Hulsey Note is due at maturity on March 1, 2007. Monthly principal and interest payments began on April 1, 2003. There have been no defaults in required payments under the Hulsey Note. During the first quarter of fiscal year 2005, the Trust reduced the principal balance of the Hulsey Note by $11,427 to offset receivables in the same amount that were owed to the Trust by other entities affiliated with Mr. Wirth. The principal balance of the Hulsey Note as of July 31, 2004 is $183,921.

        On February 2, 2004, the Trust purchased 58,259 Class B limited partnership units in the Partnership from each of Brian Wirth, Christopher Wirth, Eric Wirth and Pamela Wirth Barnhill, each an affiliate of Mr. Wirth, at purchase prices equal to the closing price of the Trust's Shares on that date. The Trust made a down payment of $2,500 and issued a secured promissory note in the principal amount of $130,582.75 (each, a "Wirth Note," and collectively, the "Wirth Notes") to each seller. Each Wirth Note is secured by the purchased Class B limited partnership units to which such promissory note relates. Monthly principal and interest payments began on March 2, 2004 and are based on a 7% interest rate, and the unpaid principal balance of each Wirth Note is due at maturity on February 2, 2011. There have been no defaults in required payments under any Wirth Note. The aggregate principal balance of the Wirth Notes as of July 31, 2004 is $497,865.

The Proposal

        The Trust proposes to issue up to 568,155 Shares to the Note Holders in exchange for the cancellation of the Hulsey Note and the Wirth Notes in the aggregate amount of approximately $681,786 (collectively, the "Cancelled Notes"). As a result of the issuance of Shares described in the Notes Cancellation Proposal, listed as Proposal 2C on the Proxy Card, the Trust would cancel substantially all amounts owed to Mr. Wirth and his affiliates.

        All Shares issued in connection with the Notes Cancellation Proposal (up to 568,155) would remain outstanding following the consummation of the Notes Cancellation Proposal.

        The exact number of Shares to be issued to the Note Holders pursuant to the Notes Cancellation Proposal would depend upon the market price of the Shares at the effective time of the transaction, since the Trust would issue the number of Shares equal to (a) the amount of the Cancelled Notes divided by (b) the market price of the Trust's Shares at that time, provided, however, that regardless of the market price, the per Share price used for this calculation will not be less than $1.20 or more than $2.00. An increase or decrease in the market price of the Trust's Shares would decrease or increase, respectively, the number of Shares issued to the Note Holders pursuant to the Notes Cancellation Proposal. The maximum number of Shares to be issued by the Trust in connection with the Notes Cancellation Proposal (568,155) is based on a price of $1.20 per Share and the minimum number of Shares to be issued by the Trust in connection with the Notes Cancellation Proposal (340,893) is based on a price of $2.00 per Share. See "Effect of the Proposals" below.

        The reduction in the Trust's liabilities and the issuance of Shares resulting from the transactions described in the Notes Cancellation Proposal would increase the Trust's reported shareholders' equity, which would facilitate the Trust's compliance with the continued listing standards of the American Stock Exchange. See "Effect of the Proposals" and "Unaudited Pro Forma Financial Information" below.

Dilution of Percentage Ownership Interests of Existing Shareholders

        As a result of the issuance of the Shares described in the Notes Cancellation Proposal, the percentage ownership interests of all existing shareholders of the Trust other than the Note Holders would be diluted. See "Effect of the Proposals" below.

PROPOSAL 2D

Conversion of Class B Limited Partnership Units into Shares
(the Units Conversion Proposal)

General

        As of October 27, 2004, Mr. Wirth and his affiliates held all 4,467,938 outstanding Class B limited partnership units in the Partnership. Each Class B limited partnership unit may be converted into one newly-issued Share, but only upon the approval of the Board of Trustees.

The Proposal

        Under the Units Conversion Proposal, the Trust would permit Mr. Wirth and his affiliates to convert up to 1,000,000 Class B limited partnership units, on a one-unit-for-one-Share basis, into 1,000,000 Shares. Subject to shareholder approval, Mr. Wirth and his affiliates have received the approval of the Board of Trustees for the proposed conversion of up to 1,000,000 Class B limited partnership units. The number of Shares to be issued pursuant to the Units Conversion Proposal does not depend upon the market value of the Trust's Shares, since the ratio is fixed for converting Class B limited partnership units into Shares of the Trust.

        All Shares issued in connection with the Units Conversion Proposal (up to 1,000,000) would remain outstanding following the consummation of the Units Conversion Proposal.

        At July 31, 2004, the Partnership had approximately $19.3 million in equity, 57.18% of which was allocable to the Trust. As a result of the issuance of the Shares described in the Units Conversion Proposal, listed as Proposal 2D on the Proxy Card, the Trust would increase its sole general partner interest in the Partnership to approximately 64.75%, further increasing the Trust's allocable share of the Partnership's equity. As a result of this increased general partner interest, the Trust would report a greater allocable share of the Partnership's equity in the Trust's financial reports, thereby increasing the Trust's reported shareholders' equity, and enhancing the Trust's ability to regain compliance with Amex's continued listing standards.

Notice of Immediate Conversion

        Mr. Wirth and his affiliates have notified the Trust that they intend to convert up to 1,000,000 Class B limited partnership units in the Partnership following shareholder approval of the Units Conversion Proposal to the extent necessary to facilitate the Trust's compliance with Amex's continued listing standards. Any remaining Class B limited partnership units in the Partnership approved for conversion under the Units Conversion Proposal may be converted into Shares on later dates determined by Mr. Wirth and/or his affiliates.

Dilution of Percentage Ownership Interests of Existing Shareholders

        As a result of the issuance of the Shares described in the Units Conversion Proposal, the percentage ownership interests of all existing shareholders of the Trust other than Mr. Wirth and his affiliates would be diluted. See "Effect of the Proposals" below.

PURPOSES OF PROPOSALS 2A, 2B, 2C AND 2D

        The Trust's Board of Trustees believes that consummating the transactions contemplated by each of the Debt Cancellation Proposal, the Acquisition Proposal, the Notes Cancellation Proposal and the Units Conversion Proposal would facilitate the Trust's compliance with Amex's continued listing standards as a result of the following:

  •
  The Trust would no longer owe the Partnership the $8.5 million that is proposed to be converted into Shares of the Trust under the Debt Cancellation Proposal, increasing the Trust's reported shareholders' equity.

  •
  The Trust's acquisition of the 99.9% sole general partner interest in Yuma LP resulting from the transactions described in the Acquisition Proposal would increase the Trust's allocation of the Yuma Hotel's profitable operations and Yuma LP's equity, which in each case would further increase the Trust's reported shareholders' equity.

  •
  The issuance of the Shares contemplated by the Acquisition Proposal would increase the Trust's reported shareholders' equity.

  •
  The Trust would no longer owe the Note Holders the $681,786 that is proposed to be converted into Shares of the Trust under the Notes Cancellation Proposal, increasing the Trust's reported shareholders' equity.

  •
  The issuance of the Shares contemplated by the Notes Cancellation Proposal would increase the Trust's reported shareholders' equity.

  •
  As a result of the conversion of units into Shares as described in the Units Conversion Proposal, the Trust would increase its sole general partner interest in the Partnership, increasing its allocation of the Partnership's reported equity which would further increase the Trust's reported shareholders' equity.

        The failure of the Trust's shareholders to approve any one (or more) of the Debt Cancellation Proposal, the Acquisition Proposal, the Notes Cancellation Proposal and/or the Units Conversion Proposal could substantially hinder the Trust's ability to regain compliance with Amex's continued listing standards as described in the Amex Plan. Failure to comply with the Amex Plan could make it difficult or impossible for the Trust to maintain the listing of its Shares on Amex.

        The Board of Trustees of the Trust has determined that the continued listing of the Shares on Amex is in the best interest of the Trust's shareholders. If the Trust's Shares were delisted from Amex, liquidity in the trading market for its Shares could be significantly decreased, which could greatly reduce the trading price of and increase the transaction costs of trading the Trust's Shares.

        The Amex Rules contain a number of quantitative and qualitative requirements for continued listing on the American Stock Exchange. Amex has broad discretion to suspend or remove a security from trading on the American Stock Exchange for failure to meet any of those enumerated requirements or for other reasons that Amex's Board of Governors, in its discretion, considers to be appropriate. The Trust can provide no assurance that Amex will accept the Trust's completion of the Amex Plan or that future events will not result in additional proceedings by Amex against the Trust with respect to Amex's continued listing standards.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following selected unaudited pro forma financial data give effect to the Debt Cancellation Proposal, the Acquisition Proposal, the Notes Cancellation Proposal and the Units Conversion Proposal. The pro forma statement of operations assumes the transactions occurred on January 31, 2003, and the pro forma consolidated balance sheet assumes the transactions occurred on July 31, 2004.

        The pro forma financial information presented below is based upon assumptions that are included in the notes to the pro forma financial statements included in this Proxy Statement. The pro forma information is unaudited and is not necessarily indicative of what the Trust's financial position and results of operations would have been as of and for the dates or periods indicated, nor does it purport to represent the future financial position of the Trust and results of its operations for future periods.

InnSuites Hospitality Trust
Pro Forma Financial Statements
For the Fiscal Year Ended January 31, 2004

	As Reported	Proposal 2A	Proposal 2B	Proposal 2C	Proposal 2D	Contract Acquisition	Scottsdale, AZ Hotel Property
Revenue
Room	$15,963,373	$—	$—	$—	$—	$—	$(300,057)
Food and beverage	1,271,756	—	—	—	—	—	(20,635)
Telecommunications	113,288	—	—	—	—	—	(1,115)
Other	411,827	—	—	—	—	—	(3,988)
Payroll Reimbursements	—	—	—	—	—	—	—
Management and Licensing Fees	—	—	—	—	—	—	—

Total Revenue	17,760,244	—	—	—	—	—	(325,795)

Operating Expenses
Room	4,111,480	—	—	—	—	—	(104,113)
Food and beverage	1,181,246	—	—	—	—	—	(36,364)
Telecommunications	225,089	—	—	—	—	—	(10,644)
General and administrative	3,697,986	—	—	—	—	—	(57,265)
Sales and marketing	1,671,689	—	—	—	—	—	(8,042)
Repairs and maintenance	1,171,956	—	—	—	—	—	(31,241)
Hospitality	688,288	—	—	—	—	—	(17,836)
Utilities	1,187,088	—	—	—	—	—	(21,202)
Real estate personal property taxes, insurance and ground rent	1,246,662	—	—	—	—	—	(14,538)
Real estate depreciation	2,285,218	—	—	—	—	—	—
Other	229,367	—	—	—	—	—	(3,989)
Acquisition of Management and Licensing Contracts	—	—	—	—	—	—	—

Operating Expense	17,696,069	—	—	—	—	—	(305,234)

Operating Income	64,175	—	—	—	—	—	(20,561)

Interest Income	289	—	—	—	—	—	—

Total Interest Income	289	—	—	—	—	—	—

Mortgage interest	2,064,186	—	—	—	—	—	—
Interest on notes payable to banks	52,810	—	—	—	—	—	(16,079)
Interest on notes payable and advances to related parties	544,069	—	—	—	—	—	—
Interest on other notes payable	10,290	—	—	—	—	—	—

Total Interest Expense	2,671,355	—	—	—	—	—	(16,079)

Income (Loss) Before Minority Interest	(2,606,891)	—	—	—	—	—	(4,482)
Less: Minority Interest	(773,258)	—	(66,389)	—	119,766	—	16,946

Income (Loss) from Continuing Operations	(1,833,633)	—	66,389		(119,766)	—	(21,428)

Income (Loss) from Discontinued Operations, Net of Minority Interest	(502,671)	—	—	—	(6,053)	—	—
Income (Loss) on Impairment of Hotel Property, Net of Minority Interest	(243,358)	—	—	—	(34,700)	—	—
Income (Loss) on Disposition of Hotels, Net of Minority Interest	(14,655)	—	—	—	(2,169)	—	—

Income (Loss) Attributable to Shares of Beneficial Interest	$(2,594,317)	$—	$66,389	$—	$(162,688)	$—	$(21,428)

Loss Per Share—Basic and Diluted
Loss from Continuing Operations	$(0.90)
Loss from Discontinued Operations	(0.37)

Net Loss Attributable to Shares of Beneficial Interest	$(1.27)

Weighted Average Number of Shares Outstanding—Basic and Diluted	2,035,200	3,051,300	2,293,607	568,155	1,000,000	100,000	—

InnSuites Hospitality Trust
Pro Forma Financial Statements
For the Fiscal Year Ended January 31, 2004

	Flagstaff, AZ Hotel Property	Buena Park, CA Hotel Property	Tempe, AZ Hotel Property	San Diego, CA Hotel Property	Aggregate Adjustment	Aggregate Pro Forma
Revenue
Room	$—	$—	$—	$—	$—	$15,663,316
Food and beverage	—	—	—	—	—	1,251,121
Telecommunications	—	—	—	—	—	112,173
Other	—	—	—	—	—	407,839
Payroll Reimbursements	—	—	—	—	—	—
Management and Licensing Fees	—	—	—	—	—	—

Total Revenue	—	—	—	—	—	17,434,449

Operating Expenses	—	—	—	—	—	—
Room	—	—	—	—	—	4,007,367
Food and beverage	—	—	—	—	—	1,144,882
Telecommunications	—	—	—	—	—	214,445
General and administrative	—	—	—	—	—	3,640,721
Sales and marketing	—	—	—	—	—	1,663,647
Repairs and maintenance	—	—	—	—	—	1,140,715
Hospitality	—	—	—	—	—	670,452
Utilities	—	—	—	—	—	1,165,886
Real estate personal property taxes, insurance and ground rent	—	—	—	—	—	1,232,124
Real estate depreciation	—	—	—	—	—	2,285,218
Other	—	—	—	—	—	225,378
Acquisition of Management and Licensing Contracts	—	—	—	—	—	—

Operating Expense	—	—	—	—	—	17,390,835

Operating Income	—	—	—	—	—	43,614

Interest Income	—	—	—	—	—	289

Total Interest Income	—	—	—	—	—	289

Mortgage interest	—	—	—	—	—	2,064,186
Interest on notes payable to banks	—	—	—	—	—	36,731
Interest on notes payable and advances to related parties	—	—	(359,740)	—	—	184,329
Interest on other notes payable	—	—	—	—	—	10,290

Total Interest Expense	—	—	(359,740)	—	—	2,295,536

Income (Loss) Before Minority Interest	—	—	359,740	—	—	(2,251,633)
Less: Minority Interest	—	—	46,370	—	(53,379)	(709,944)

Income (Loss) from Continuing Operations	—	—	313,370	—	53,379	(1,541,689)

Income (Loss) from Discontinued Operations, Net of Minority Interest	99,141	222,799	123,760	65,968	(2,944)	—
Income (Loss) on Impairment of Hotel Property, Net of Minority Interest	—	168,189	66,169	—	43,700	—
Income (Loss) on Disposition of Hotels, Net of Minority Interest	—	14,655	—	—	2,169	—

Income (Loss) Attributable to Shares of Beneficial Interest	$99,141	$405,643	$503,299	$65,968	$(96,304)	$(1,541,689)

Loss Per Share—Basic and Diluted
Loss from Continuing Operations
Loss from Discontinued Operations
Net Loss Attributable to Shares of Beneficial Interest						$(0.17)

Weighted Average Number of Shares Outstanding—Basic and Diluted	—	—	—	—	—	9,048,262

InnSuites Hospitality Trust
Pro Forma Financial Statement
For the Six Months Ended July 31, 2004

	As Reported	Proposal 2A	Proposal 2B	Proposal 2C	Proposal 2D
Revenue
Room	$8,982,591	$—	$—	$—	$—
Food and beverage	618,709	—	—	—	—
Telecommunications	47,149	—	—	—	—
Other	145,068	—	—	—	—
Payroll Reimbursements	1,454,944	—	—	—	—
Management and Licensing Fees	127,537	—	—	—	—

Total Revenue	11,375,998	—	—	—	—

Operating Expenses
Room	2,306,921	—	—	—	—
Food and beverage	577,577	—	—	—	—
Telecommunications	99,921	—	—	—	—
General and administrative	2,124,161	—	—	—	—
Sales and marketing	806,168	—	—	—	—
Repairs and maintenance	585,978	—	—	—	—
Hospitality	386,084	—	—	—	—
Utilities	565,334	—	—	—	—
Real estate personal property taxes, insurance and ground rent	637,930	—	—	—	—
Real estate depreciation	1,207,024	—	—	—	—
Other	104,357	—	—	—	—
Payroll Costs Related to Management Contracts	1,454,944	—	—	—	—

Operating Expense	10,856,399	—	—	—	—

Operating Income	519,599	—	—	—	—

Interest Income	6,502	—	—	—	—

Total Interest Income	6,502	—	—	—	—

Mortgage interest	998,762	—	—	—	—
Interest on notes payable to banks	11,333	—	—	—	—
Interest on notes payable and advances to related parties	93,270	—	—	—	—
Interest on other notes payable	9,820	—	—	—	—

Total Interest Expense	1,113,185	—	—	—	—

Income (Loss) Before Minority Interest	(587,084)	—	—	—	—

Less: Minority Interest	(53,396)	—	(117,065)	—	62,992

Income (Loss) from Continuing Operations	(533,688)	—	117,065	—	(62,992)

Income (Loss) from Discontinued Operations, Net of Minority Interest	(267,773)	—	—	—	(10,894)
Gain (Loss) on Disposition of Hotels, Net of Minority Interest	2,800,655	—	—	—	—

Income (Loss) Attributable to Shares of Beneficial Interest Before Income Tax Provision	$1,999,194	$—	$117,065	—	$(73,886)
Income Tax Provision	—	—	(200,000)	—	—
Cumulative Effect of Change in Accounting Principle	(854,402)	—	—	—	—

Net Income (Loss) Attributable to Shares of Beneficial Interest	$1,144,792	$—	$(82,935)	—	$(73,886)

Income (Loss) Per Share—Basic
Loss from Continuing Operations	$(0.23)
Income from Discontinued Operations	1.12
Loss from Change in Accounting Principle	(0.38)

Net Income (Loss) Attributable to Shares of Beneficial Interest	$0.51

Weighted Average Number of Shares Outstanding—Basic and Diluted	2,260,502	3,051,300	2,293,607	568,155	1,000,000

InnSuites Hospitality Trust
Pro Forma Financial Statement
For the Six Months Ended July 31, 2004

	Tempe, AZ Hotel Property	San Diego, CA Hotel Property	Aggregate Adjustment	Aggregate Pro Forma
Revenue
Room	$—	$—	$—	$8,982,591
Food and beverage	—	—	—	618,709
Telecommunications	—	—	—	47,149
Other	—	—	—	145,068
Payroll Reimbursements	—	—	—	1,454,944
Management and Licensing Fees	—	—	—	127,537

Total Revenue	—	—	—	11,375,998

Operating Expenses	—
Room	—	—	—	2,306,921
Food and beverage	—	—	—	577,577
Telecommunications	—	—	—	99,921
General and administrative	—	—	—	2,124,161
Sales and marketing	—	—	—	806,168
Repairs and maintenance	—	—	—	585,978
Hospitality	—	—	—	386,084
Utilities	—	—	—	565,334
Real estate personal property taxes, insurance and ground rent	—	—	—	637,930
Real estate depreciation	—	—	—	1,207,024
Other	—	—	—	104,357
Payroll Costs Related to Management Contracts	—	—	—	1,454,944

Operating Expense	—	—	—	10,856,399

Operating Income	—	—	—	519,599

Interest Income	—	—	—	6,502

Total Interest Income	—	—	—	6,502

Mortgage interest	—	—	—	998,762
Interest on notes payable to banks	—	—	—	11,333
Interest on notes payable and advances to related parties	(49,280)	—	—	43,990
Interest on other notes payable	—	—	—	9,820

Total Interest Expense	(49,280)	—	—	1,063,905

Income (Loss) Before Minority Interest	49,280	—	—	(537,804)
Less: Minority Interest	21,422	—	3,647	(82,400)

Income (Loss) from Continuing Operations	27,858	—	(3,647)	(455,404)

Income (Loss) from Discontinued Operations, Net of Minority Interest	(61,463)	218,002	15,079	(107,049)
Gain (Loss) on Disposition of Hotels, Net of Minority Interest	4,704	(2,805,467)	108	—

Income (Loss) Attributable to Shares of Beneficial Interest Before Income Tax Provision	$(28,901)	$(2,587,465)	$11,540	$(562,453)
Income Tax Provision	—	—	—	(200,000)
Cumulative Effect of Change in Accounting Principle	—	—	—	(854,402)

Net Income (Loss) Attributable to Shares of Beneficial Interest	$(28,901)	$(2,587,465)	$11,540	$(1,616,855)

Income (Loss) Per Share—Basic
Loss from Continuing Operations
Income from Discontinued Operations
Loss from Change in Accounting Principle
Net Income (Loss) Attributable to Shares of Beneficial Interest				$(0.18)

Weighted Average Number of Shares Outstanding—Basic and Diluted	—	—	—	9,173,564

InnSuites Hospitality Trust
Pro Forma Balance Sheet
As of July 31, 2004

	As Reported	Proposal 2A	Proposal 2B	Proposal 2C	Proposal 2D	Aggregate Adjustment	Aggregate Pro Forma
ASSETS
Hotel Properties, Net	$33,846,743	$—	$237,751	$—	$—	$—	$34,084,494
Cash and Cash Equivalents	91,274	—	—	—	—	—	91,274
Restricted Cash	97,819	—	—	—	—	—	97,819
Accounts Receivable	814,752	—	—	—	—	—	814,752
Prepaid Expenses and Other Assets	894,145	—	—	—	—	—	894,145

TOTAL ASSETS	$35,744,733	$—	$237,751	$—	$—	$—	$35,982,484

LIABILITIES AND SHAREHOLDERS EQUITY
LIABILITIES
Mortgage Notes Payable	$24,502,119	$—	$—	$—	$—	$—	24,502,119
Notes and Advances Payable to Related Parties	681,786	—	—	681,786	—	—	—
Notes Payable to Banks	—	—	—	—	—	—	—
Other Notes Payable	406,160	—	—	—	—	—	406,160
Accounts Payable and Accrued Expenses	2,018,418	—	200,000	—	—	—	2,218,418

TOTAL LIABILITIES	27,608,483	—	200,000	(681,786)	—	—	27,126,697

MINORITY INTEREST IN PARTNERSHIP	8,291,482	(3,661,560)	(1,621,161)	—	(1,465,618)	933,810	2,476,953
SHAREHOLDERS' EQUITY
Shares of Beneficial Interest	1,663,517	8,551,051	5,334,254	681,786	1,465,618	(933,810)	16,762,416
Treasury Stock	(1,818,749)	(4,889,491)	(3,675,342)	—	—	—	(10,383,582)

TOTAL SHAREHOLDERS' EQUITY	(155,232)	3,661,560	1,658,912	681,786	1,465,618	(933,810)	6,378,834

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$35,744,733	$—	$237,751	$—	$—	$—	35,982,484

Shares Outstanding	2,353,378	3,051,300	2,293,607	568,155	1,000,000		9,266,440
Book Value Per Share	$(0.07)						$0.69

INNSUITES HOSPITALITY TRUST
NOTES TO PRO FORMA FINANCIAL INFORMATION

1.     Proposal 2A—Debt Cancellation Proposal

  The foregoing Pro Forma Statement of Operations and Consolidated Balance Sheet assumes that the Debt Cancellation Proposal was adopted and consummated as of January 31, 2003 and July 31, 2004, respectively. As a result, the issuance of Shares to the Partnership in respect of the Debt Cancellation Proposal and the Partnership's distribution of those Shares to its partners (including the Trust) is reflected as a reduction in minority interest and an increase in equity as of July 31, 2004. The Minority Interest presented on the Pro Forma Consolidated Balance Sheet (which reflects the amount of equity in the Partnership not attributable to the Trust, but attributable to the limited partners in the Partnership) has been reduced since the Partnership's overall equity is reduced as a result of the elimination of the Partnership's receivable from the Trust and the subsequent distribution of the Shares received by the Partnership to its partners. Shareholders' equity of the Trust increases due to the issuance of Shares for the cancellation of the Trust's debt to the Partnership. In addition, the 3,051,300 Shares that would be issued by the Trust to the Partnership and distributed by the Partnership to its partners (which excludes the number of Shares distributed to the Trust that are deemed to be held as treasury shares) in connection with the Debt Cancellation Proposal have been added to the calculation of weighted average shares outstanding presented on the Pro Forma Statements of Operations.

  The Pro Forma Financial Information reflects an increase in Shares outstanding through the issuance to the Partnership of 7,125,876 Shares (based on a price of $1.20 per Share), which the Partnership would immediately distribute to its partners. Due to the Trust's 57.18% ownership of the Partnership at July 31, 2004, 4,074,576 (approximately $4.9 million) of the Shares would be distributed by the Partnership to the Trust and held as treasury stock.

2.     Proposal 2B—Acquisition Proposal

  The foregoing Pro Forma Statement of Operations and Consolidated Balance Sheet assumes that the Acquisition Proposal was adopted and consummated as of January 31, 2003 and July 31, 2004, respectively. As a result, the Pro Forma Financial Information attributes to the Trust 99.9% of the equity and income of Yuma LP for the periods presented. Shareholder's equity of the Trust increases and Minority Interest is reduced since Shares would be issued to the Partnership for the acquisition of the Yuma LP general partner interest and those Shares would be distributed by the Partnership to its partners. In addition, 2,293,607 Shares that remain issued and outstanding following the Partnership's distribution of such Shares to its partners (which excludes the number of Shares distributed to the Trust that are deemed to be held as treasury shares) in connection with the Acquisition Proposal have been added to the calculation of weighted average shares outstanding presented on the Pro Forma Statements of Operations.

  The Pro Forma Financial Information reflects total consideration of 5,356,392 Shares issued to the Partnership by the Trust for the Partnership's equity in Yuma LP, which the Partnership would immediately distribute to its partners. Due to the Trust's 57.18% ownership of the Partnership at July 31, 2004, 3,062,785 (approximately $3.7 million) of the Shares would be distributed by the Partnership to the Trust and held as treasury stock. In addition, the Pro Forma Financial Information reflects a write up in Hotel Properties, Net for the portion of the gain recognized by the Trust of $237,751 attributable to the unrelated minority unit holders' portion of the excess of the Yuma Hotel's fair value over its book value, and $200,000 of accrued expense for income taxes at July 31, 2004.

3.     Proposal 2C—Notes Cancellation Proposal

  The foregoing Pro Forma Statement of Operations and Consolidated Balance Sheet assumes that the Notes Cancellation Proposal was adopted and consummated as of January 31, 2003 and July 31, 2004, respectively. As a result, the issuance of Shares by the Trust to Mr. Wirth and his affiliates in respect of the Notes Cancellation Proposal is reflected as a reduction in Notes and Advances Payable to Related Parties of $681,786 and an increase in equity by that amount as of July 31, 2004. Shareholders' equity of the Trust increases due to the issuance of Shares for the cancellation of the Trust's Notes to Mr. Wirth and his affiliates. In addition, the 568,155 Shares that would be issued by the Trust to Mr. Wirth and his affiliates in connection with the Notes Cancellation Proposal have been added to the calculation of weighted average shares outstanding presented on the Pro Forma Statements of Operations.

4.     Proposal 2D—Units Conversion Proposal

  The foregoing Pro Forma Statement of Operations and Pro Forma Consolidated Balance Sheet assumes that the Units Conversion Proposal was adopted and consummated as of January 31, 2003 and July 31, 2004, respectively. As a result of the conversion of Class B limited partnership units in the Partnership into Shares contemplated under the Units Conversion Proposal, the Trust's relative percentage ownership in the Partnership has been increased for the periods presented, resulting in the Trust being allocated a larger portion of the Partnership's equity and operating income or loss for those periods. For purposes of presenting the Pro Forma Financial Information attributable to the Units Conversion Proposal, the Trust's percentage ownership in the Partnership has been increased 7.57% (from 57.18% to 64.75%) to reflect 1,000,000 limited partnership units in the Partnership being converted into 1,000,000 Shares of the Trust. As of July 31, 2004, the Partnership reported equity of $19.3 million. The Trust's 7.57% ownership increase, when applied to the Partnership's July 31, 2004 reported equity, results in an increase in shareholders' equity in the Trust of $1.5 million. For the six months ended July 31, 2004 and the year ended January 31, 2004, the Partnership had net income of $4.2 million and a net loss of $2.1 million, respectively. The Trust's 7.57% weighted average ownership increase (from 56.53% to 64.10%), when applied to the Partnership's July 31, 2004 net income and January 31, 2004 net loss, results in net income attributable to the Trust increasing $316,000 as of July 31, 2004 and net loss attributable to the Trust increasing $163,000 as of January 31, 2004.

5.     Contract Acquisitions

  Effective June 8, 2004, IHI acquired from the Management Company the management agreements under which the Management Company provided management services to the six Hotels owned by the Trust and four other hotels (three of which are owned by affiliates of Mr. Wirth). In consideration of the acquisition, the stockholder of the Management Company received $20,000 and 90,000 Shares of the Trust, reflecting a transaction value of approximately $159,500 in the aggregate.

  Effective June 8, 2004, IHI acquired the licensing agreements under which Licensing Corp. provided trademark and licensing services to the six Hotels owned by the Trust and five other hotels (three of which are owned by affiliates of Mr. Wirth), and the related registered and unregistered InnSuites trademarks and tradenames. In consideration of the acquisitions, the Management Company (as the sole stockholder of Licensing Corp.) received $60,000 and 10,000 Shares of the Trust and IHI satisfied Licensing Corp's line of credit in the amount of $459,000, reflecting a transaction value of approximately $534,500 in the aggregate.

  The 100,000 Shares of Beneficial Interest issued to acquire the management and licensing agreements are included in the January 31, 2004 Pro Forma Statement of Operations in the

  Contract Acquisitions column. The contract acquisitions are included in the As Reported data for the Pro Forma Statement of Operations for the six months ended July 31, 2004 since the acquisitions occurred prior to the period end on June 8, 2004.

6.     Scottsdale, Arizona Hotel Property

  On March 21, 2003, the Trust sold its Scottsdale, Arizona hotel property to Scottsdale Eldorado Resort, L.L.C., an affiliate of Mr. Wirth, for its appraised and carrying value of $3.1 million. The Pro Forma Financial Information assumes that the sale occurred on January 31, 2003. As a result, operating results of the Scottsdale hotel property from February 1, 2003 to March 21, 2003 have been removed from the Pro Forma Statements of Operations presented. The sale of the Scottsdale hotel property was accounted for pursuant to FASB Statement No. 121, which was superseded by FASB Statement No. 144 effective on April 30, 2002.

7.     Flagstaff, Arizona Hotel Property

  On August 21, 2003, the Trust sold its Flagstaff, Arizona hotel property to Flagstaff Grand Canyon Resort, LLC, an affiliate of Mr. Wirth, for a cash payment equal to its appraised value of $2,775,000. The Pro Forma Financial Information assumes the sale occurred on January 31, 2003. As a result, operating results of the Flagstaff hotel property from February 1, 2003 to August 21, 2003 have been removed from the Pro Forma Statements of Operations presented. The operating loss of $91,141 incurred by the Flagstaff hotel property during the periods presented have been removed from discontinued operations.

8.     Buena Park, California Hotel Property

  On October 16, 2003, the Trust sold its Buena Park, California hotel property to CVTI, LLC, an unrelated third party, for $6.5 million. The Pro Forma Financial Information assumes that the sale occurred on January 31, 2003. As a result, operating losses, impairment charges and loss on disposition of the Buena Park hotel property from February 1, 2003 to October 16, 2003 have been removed from the Pro Forma Financial Information.

9.     Tempe, Arizona Hotel Property

  On March 25, 2004, the Trust sold its Tempe, Arizona hotel property to Tempe/Phoenix Airport Resort LLC, an affiliate of Mr. Wirth, for its appraised value of $6.8 million. The Pro Forma Financial Information assumes that the sale occurred on January 31, 2003. As a result, the operating loss and impairment charges of the Tempe hotel property from February 1, 2003 to March 25, 2004 have been removed from discontinued operations for the Pro Forma Statements of Operations presented.

  In connection with the sale of the Tempe property, Tempe/Phoenix Airport Resort LLC assumed $1.4 million of the Partnership's and $3.7 million of the Trust's notes payable to Mr. Wirth and his affiliates. The Pro Forma Financial Information assumes this transaction occurred on January 31, 2003, and therefore the interest expense recognized on these promissory notes during the year ended January 31, 2004 and the six months ended July 31, 2004 has been eliminated. For the six months ended July 31, 2004, the Partnership and the Trust recognized $12,997 and $36,283, respectively, of interest expense related to these promissory notes. The minority interest share of this interest expense was $21,422 and the Trust's share was $43,547. For the year ended January 31, 2004, the Partnership and the Trust recognized $94,875 and $264,865, respectively, of interest expense related to these promissory notes. The minority interest share of this interest expense was $46,370 and the Trust's share was $313,370.

10.   San Diego, California Hotel Property

  On April 1, 2004, the Partnership sold its San Diego, California hotel property to an unrelated third party for $9.7 million, which was paid in cash. The Pro Forma Financial Information assumes that the sale occurred on January 31, 2003. As a result, operating income and the gain on the sale and the related tax effect of the San Diego hotel property from February 1, 2003 to April 1, 2004 have been removed from the Pro Forma Statements of Operations presented.

11.   Aggregate Adjustments

  The Pro Forma Consolidated Balance Sheets reflect the individual effects of each of the Proposals (2A, 2B, 2C and 2D). The individual effect of implementing Proposal 2D, the Units Conversion Proposal, would increase the Trust's ownership interest in the Partnership's equity of $19.3 million by 7.57%, or $1,465,618, as of July 31, 2004. The individual effects of implementing Proposal 2A and Proposal 2B, however, would reduce the Partnership's equity as of July 31, 2004 by $12.3 million due to the subsequent distribution of the Shares received as payment for Proposal 2A and 2B to the Partnership's partners. As a result, the aggregate increase in the Trust's share of the Partnership's equity would be only $531,808 (or 7.57% of $7.0 million). The $933,810 difference between the individual effects of the Proposals and the aggregate effect of the Proposals ($1,465,618 - 531,808) is reflected in the Aggregate Adjustment column of the Pro Forma Consolidated Balance Sheet as of July 31, 2004.

  Due to the change in weighted average ownership interest (7.57%), caused by the Units Conversion Proposal, the Aggregate Adjustment column in the Pro Forma Statements of Operations reflect the adjustments required to state the results of the Proposals and dispositions in the Aggregate Pro Forma column correctly. Proposal 2D, the Units Conversion Proposal, increases the weighted average ownership by 7.57%, resulting in an increased share of the aggregate effects of the Proposals and dispositions.

EFFECT OF THE PROPOSALS

        The issuance of the Shares described in the Proposals would be dilutive to the percentage ownership interests of all existing shareholders of the Trust other than Mr. Wirth and his affiliates and, under some circumstances, limited partners of the Partnership who are also Trust shareholders. The issuance of the Shares described in each of the Proposals could also depress the market price of the Shares of the Trust by increasing the number of Shares that are issued and outstanding.

Debt Cancellation Proposal (Proposal 2A)

        The exact number of Shares to be issued to the Partnership pursuant to the Debt Cancellation Proposal would depend upon the market price of the Shares, since at the effective time of the transaction the Trust would issue the number of Shares equal to (a) the amount of indebtedness converted (principal and accrued interest) divided by (b) the market price of the Trust's Shares at that time. At of the close of business on the American Stock Exchange on November    , 2004, the market price of the Trust's Shares was $            per Share.

        For purposes of analyzing the Debt Cancellation Proposal for the Amex Plan and for shareholder approval, the Trust has assumed that the market price of its Shares would not fall below $1.20 per Share at the effective time of the transaction. If the market price of the Trust's Shares falls below $1.20 per Share, the Trust and the Partnership would consummate the transaction at a price of $1.20 per Share; similarly, if the market price of the Trust's Shares rises above $2.00 per Share, the Trust and the Partnership would consummate the transaction at a price of $2.00 per Share. Accordingly, the Trust will not issue more than 7,125,876 Shares or less than 4,275,526 Shares to the Partnership in connection with the Debt Cancellation Proposal.

        The Shares received by the Partnership would be immediately distributed to its partners, which include the Trust, as the sole general partner. The Shares received by the Trust from the Partnership shall be held by the Trust as treasury shares and shall not be considered outstanding. Therefore, the Shares held by the Trust will not dilute the percentage ownership interests of the Trust's existing shareholders. The following chart describes the number of Shares to be issued to the Partnership and the resulting number of Shares that would remain issued and outstanding following the Partnership's distribution of those Shares to its partners, depending upon the market price of the Trust's Shares at the effective time of the transaction.

Assumed Share Price of Trust Shares at the Effective Time of the Transaction	Total Number of Shares to be Issued to the Partnership	Number of Shares to Remain Issued and Outstanding	Percentage Ownership of Shareholders (other than Mr. Wirth and his affiliates) prior to the Transaction	Percentage Ownership of Shareholders (other than Mr. Wirth and his affiliates) following the Transaction
$1.20	7,125,876	3,051,300	74.06%	44.11%
$1.40	6,107,894	2,615,400	74.06%	46.14%
$1.60	5,344,407	2,288,475	74.06%	47.91%
$1.80	4,750,584	2,034,200	74.06%	49.47%
$2.00	4,275,526	1,830,780	74.06%	50.85%

        As described above, as a result of the issuance of the maximum number of Shares contemplated under the Debt Cancellation Proposal, listed as Proposal 2A on the Proxy Card, the percentage ownership of Shares by shareholders other than Mr. Wirth and his affiliates would decrease from approximately 74.06% to approximately 44.11% of the Trust's issued and outstanding Shares following the Partnership's distribution of the issued Shares to its partners. As a result of the issuance of the maximum number of Shares contemplated under the Debt Cancellation Proposal, the percentage ownership of Shares by Mr. Wirth and his affiliates would increase from approximately 25.94% to approximately 55.89% of the Trust's issued and outstanding Shares following the Partnership's distribution of the issued Shares to its partners.

Acquisition Proposal (Proposal 2B)

        The exact number of Shares to be issued to the Partnership pursuant to the Acquisition Proposal would depend upon the market price of the Shares, since at the effective time of the transaction the Trust would issue the number of Shares equal to (a) the $9.0 million fair value of the assets of Yuma LP, less assumed debt and liabilities of $2.5 million, divided by (b) the market price of the Trust's Shares at that time. At of the close of business on the American Stock Exchange on November    , 2004, the market price of the Trust's Shares was $            per Share. The following chart describes the number of Shares that the Trust would issue to the Partnership depending upon the market price of the Trust's Shares at the effective time of the transaction.

        For purposes of analyzing the Acquisition Proposal for the Amex Plan and for shareholder approval, the Trust has assumed that the market price of its Shares would not fall below $1.20 per Share at the effective time of the transaction. If the market price of the Trust's Shares falls below $1.20 per Share, the Trust and the Partnership would consummate the transaction at a price of $1.20 per Share; similarly, if the market price of the Trust's Shares rises above $2.00 per Share, the Trust and the Partnership would consummate the transaction at a price of $2.00 per Share. Accordingly, the Trust would not issue more than 5,356,392 Shares or less than 3,213,835 Shares to the Partnership in connection with the Acquisition Proposal.

        The Shares received by the Partnership would be immediately distributed to its partners, which include the Trust, as the sole general partner. The Shares received by the Trust from the Partnership shall be held by the Trust as treasury shares and shall not be considered outstanding. Therefore, the Shares held by the Trust will not dilute the percentage ownership interests of the Trust's existing shareholders. The following chart describes the number of Shares to be issued to the Partnership, and the resulting number of Shares that would remain issued and outstanding following the Partnership's distribution of those Shares to its partners, depending upon the market price of the Trust's Shares at the effective time of the transaction.

Assumed Share Price of Trust Shares at the Effective Time of the Transaction	Total Number of Shares to be Issued to the Partnership	Number of Shares to Remain Issued and Outstanding	Percentage Ownership of Shareholders (other than Mr. Wirth and his affiliates) prior to the Transaction	Percentage Ownership of Shareholders (other than Mr. Wirth and his affiliates) following the Transaction
$1.20	5,356,044	2,293,607	74.06%	47.88%
$1.40	4,591,193	1,965,949	74.06%	49.92%
$1.60	4,017,294	1,720,205	74.06%	51.66%
$1.80	3,570,928	1,529,071	74.06%	53.17%
$2.00	3,213,835	1,376,164	74.06%	54.49%

        As described above, as a result of the issuance of the maximum number of Shares contemplated under the Acquisition Proposal, listed as Proposal 2B on the Proxy Card, the percentage ownership of Shares by shareholders other than Mr. Wirth and his affiliates would decrease from approximately 74.06% to approximately 47.88% of the Trust's issued and outstanding Shares following the Partnership's distribution of the issued Shares to its partners. As a result of the issuance of the maximum number of Shares contemplated under the Acquisition Proposal, the percentage ownership of Shares by Mr. Wirth and his affiliates would increase from approximately 25.94% to approximately 52.12% of the Trust's issued and outstanding Shares following the Partnership's distribution of the issued Shares to its partners.

Notes Cancellation Proposal (Proposal 2C)

        The exact number of Shares to be issued to the Note Holders pursuant to the Notes Cancellation Proposal would depend upon the market price of the Shares, since at the effective time of the transaction the Trust would issue the number of Shares equal to (a) the amount of indebtedness converted (principal and accrued interest) divided by (b) the market price of the Trust's Shares at that time. At of the close of business on the American Stock Exchange on November     , 2004, the market price of the Trust's Shares was $            per Share.

        For purposes of analyzing the Notes Cancellation Proposal for the Amex Plan and for shareholder approval, the Trust has assumed that the market price of its Shares would not fall below $1.20 per Share at the effective time of the transaction. If the market price of the Trust's Shares falls below $1.20 per Share, the Trust and the Note Holders would consummate the transaction at a price of $1.20 per Share; similarly, if the market price of the Trust's Shares rises above $2.00 per Share, the Trust and the Note Holders would consummate the transaction at a price of $2.00 per Share. Accordingly, the Trust will not issue more than 568,155 Shares or less than 340,893 Shares to the Note Holders in connection with the Notes Cancellation Proposal.

        All of the Shares issued in connection with the Notes Cancellation Proposal (up to 568,155) would be considered issued and outstanding. The following chart describes the number of Shares to be issued to the Note Holders, depending upon the market price of the Trust's Shares at the effective time of the transaction.

Assumed Share Price of Trust Shares at the Effective Time of the Transaction	Total Number of Shares to be Issued to the Partnership	Number of Shares to Remain Issued and Outstanding	Percentage Ownership of Shareholders (other than Mr. Wirth and his affiliates) prior to the Transaction	Percentage Ownership of Shareholders (other than Mr. Wirth and his affiliates) following the Transaction
$1.20	568,155	568,155	74.06%	59.65%
$1.40	486,990	486,990	74.06%	61.36%
$1.60	426,116	426,116	74.06%	62.70%
$1.80	378,770	378,770	74.06%	63.79%
$2.00	340,893	340,893	74.06%	64.69%

        As described above, as a result of the issuance of the maximum number of Shares contemplated under the Notes Cancellation Proposal, listed as Proposal 2C on the Proxy Card, the percentage ownership of Shares by shareholders other than Mr. Wirth and his affiliates would decrease from approximately 74.06% to approximately 59.65% of the Trust's issued and outstanding Shares. As a result of the issuance of the maximum number of Shares contemplated under the Notes Cancellation Proposal, the percentage ownership of Shares by Mr. Wirth and his affiliates would increase from approximately 25.94% to approximately 40.35% of the Trust's issued and outstanding Shares.

Units Conversion Proposal (Proposal 2D)

        The number of Shares to be issued pursuant to the Units Conversion Proposal would not depend upon the market value of the Shares, since the ratio is fixed for converting Class B limited partnership units into Shares of the Trust. The one-unit-for-one-Share ratio has been fixed in the Partnership's written Agreement of Limited Partnership since its execution on January 31, 1998.

        If the Units Conversion Proposal is adopted and implemented, the Trust's general partner interest in the Partnership will increase from 57.18% as of July 31, 2004 to 64.75%.

        All of the Shares issued in connection with the Units Conversion Proposal (up to 1,000,000) would be considered issued and outstanding. As a result of the issuance of the Shares contemplated under the Units Conversion Proposal, listed as Proposal 2D on the Proxy Card, the percentage ownership of Shares by shareholders other than Mr. Wirth and his affiliates would decrease from approximately 74.06% to approximately 51.97% of the Trust's issued and outstanding Shares, and the percentage ownership of Shares by Mr. Wirth and his affiliates would increase from approximately 25.94% to approximately 48.03% of the Trust's issued and outstanding Shares.

Aggregate Dilution of Percentage Ownership Interests of Existing Shareholders

        The following chart describes the number of Shares to be issued to the Partnership, the Note Holders and Mr. Wirth and his affiliates, and the resulting number of Shares that would remain issued and outstanding following the Partnership's distribution of Shares to its partners, depending upon the market price of the Trust's Shares at the effective time of the transactions, assuming that all of the transactions contemplated under the Proposals are consummated at effective times that bear the same price per Share, which the Trust anticipates will be the case.

Assumed Share Price of Trust Shares at Effective Time of the Transactions	Total Number of Shares to be Issued to the Partnership and Mr. Wirth and his affiliates	Number of Shares to Remain Issued and Outstanding	Percentage Ownership of Shareholders (other than Mr. Wirth and his affiliates) prior to the Transaction	Percentage Ownership of Shareholders (other than Mr. Wirth and his affiliates) following the Transaction
$1.20	14,050,423	6,913,062	74.06%	30.93%
$1.40	12,186,077	6,068,339	74.06%	32.13%
$1.60	10,787,817	5,434,797	74.06%	33.20%
$1.80	9,700,282	4,942,041	74.06%	34.16%
$2.00	8,830,254	4,547,837	74.06%	35.02%

        As described above, as a result of the issuance of the maximum number of Shares contemplated under all of the Proposals, the percentage ownership of Shares by shareholders other than Mr. Wirth and his affiliates would decrease from approximately 74.06% to approximately 30.93% of the Trust's issued and outstanding Shares following the Partnership's distribution of Shares to its partners. As a result of the issuance of the maximum number of Shares contemplated under all of the Proposals, the percentage ownership of Shares by Mr. Wirth and his affiliates would increase from approximately 25.94% to approximately 69.07% of the Trust's issued and outstanding Shares following the Partnership's distribution of Shares to its partners.

        The interests of Mr. Wirth and his affiliates may differ from the interests of our other shareholders. As a result of the issuance of Shares as contemplated by the Proposals, Mr. Wirth and his affiliates will have the ability to exert significant influence over our policies and affairs, including the power to elect Trustees, to increase the size of the Board of Trustees, and to approve actions requiring a shareholder vote, such as amendments to our Declaration of Trust, transactions with affiliates, mergers, and asset acquisitions or dispositions. In addition, Mr. Wirth and his affiliates may be able to prevent or cause a change of control of the Trust by either voting his Shares against or for a change of control or selling his Shares and causing a change of control. The ability of Mr. Wirth and his affiliates to prevent or cause a change of control could delay or prevent a change of control, or cause a change of control to occur at a time when it is not favored by other shareholders. As a result, the trading price of our Shares could be adversely affected.

        As a result of the issuance of Shares as contemplated by the Proposals, the Trust could elect to be treated as a "controlled company" for purposes of compliance with the Amex Rules. If the Trust elected to be treated as a "controlled company," the Trust would no longer be required to have a majority of its Trustees be "independent" (as such term is defined by SEC rules and Amex listing standards) or to maintain an "independent" nominating or compensation committee. The Trust does not currently intend to elect to be treated as a "controlled company."

        The foregoing information regarding the dilutive effect of the Proposals is based, in part, upon the Trust's sole general partner interest in the Partnership and the number of issued and outstanding Shares of the Trust as of July 31, 2004. Any changes in the Trust's sole general partner interest in the Partnership or the number of issued and outstanding Shares of the Trust may increase or decrease the dilutive effect of the Proposals. The Trust's sole general partner interest in the Partnership and the number of issued and outstanding Shares of the Trust has not materially changed since July 31, 2004, and the Trust does not expect any materials changes to occur prior to the implementation of the Proposals.

INTERESTS OF CERTAIN PEOPLE IN THE PROPOSALS

        The Trust is the sole general partner of the Partnership. As of July 31, 2004, the Trust held 7,554,193 general partner units in the Partnership, representing a 57.18% sole general partner interest. The Partnership has two outstanding classes of limited partnership interests, Class A and Class B, identical in all respects except that each Class A limited partnership unit is convertible, at the option of the Class A holder, into one newly-issued Share. Each Class B limited partnership unit may be converted into one newly-issued Share only upon the approval of the Board of Trustees.

        As of July 31, 2004, a total of 1,189,386 Class A limited partnership units were outstanding, representing 9.0% of the total partnership units in the Partnership, and a total of 4,467,938 Class B limited partnership units were outstanding, all of which were held by Mr. Wirth and his affiliates, representing 33.82% of the total partnership units in the Partnership.

        Immediately following the effective date of receipt, the Partnership would distribute to its partners (including the Trust, as the sole general partner, and Mr. Wirth and his affiliates, as the majority limited partners) all Shares to be issued to the Partnership pursuant to the Proposals. If the maximum 12,482,268 Shares contemplated under the Debt Cancellation Proposal and the Acquisition Proposal are issued to the Partnership, it would distribute 7,137,361 Shares to the Trust, 4,221,503 Shares to Mr. Wirth and his affiliates, and 1,123,404 Shares to the minority limited partners. See "Effect of the Proposals" above.

        Following the above described distribution to its partners of Shares issued to the Partnership pursuant to the Debt Cancellation Proposal and the Acquisition Proposal, the 7,137,361 Shares that are distributed to the Trust would be held by the Trust as treasury shares, and would not be considered outstanding. Therefore, the Shares held by the Trust will not dilute the percentage ownership interests of the Trust's existing shareholders. See "Effect of the Proposals" above.

        Following the above described distribution to its partners of Shares issued to the Partnership pursuant to the Debt Cancellation Proposal and the Acquisition Proposal, the 4,221,503 Shares that are distributed to Mr. Wirth and his affiliates by the Partnership would remain issued and outstanding Shares of the Trust, and would dilute the percentage ownership interests of the Trust's other existing shareholders. See "Effect of the Proposals" above.

        All of the Note Holders are affiliates of Mr. Wirth, since Mr. Wirth and his affiliates own all of the voting capital stock of Hulsey Hotels Corporation and Brian Wirth, Christopher Wirth, Eric Wirth and Pamela Wirth Barnhill are his children. Upon cancellation of the Hulsey Note and the Wirth Notes pursuant to the Notes Cancellation Proposal, the Note Holders would directly receive up to 568,155 Shares, which would remain issued and outstanding Shares of the Trust, and would dilute the percentage ownership interests of the Trust's other existing shareholders. See "Effect of the Proposals" above.

        Upon conversion of up to an aggregate of 1,000,000 Class B limited partnership units in the Partnership pursuant to the Units Conversion Proposal, Mr. Wirth and his affiliates would directly receive up to 1,000,000 Shares, which would remain issued and outstanding Shares of the Trust, and would dilute the percentage ownership interests of the Trust's other existing shareholders. Mr. Wirth and his affiliates have notified the Trust that they intend to convert up to 1,000,000 Class B limited partnership units in the Partnership following shareholder approval of the Units Conversion Proposal to the extent necessary to facilitate the Trust's compliance with Amex's continued listing standards. Any remaining Class B limited partnership units in the Partnership approved for conversion under the Units Conversion Proposal may be converted into Shares on later dates determined by Mr. Wirth and/or his affiliates. See "Effect of the Proposals" above.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

        Certain statements in this Proxy Statement and in the documents incorporated by reference in this Proxy Statement, including statements containing the phrases "believes," "intends," "expects," "anticipates," "predicts," "would be," "should be," "looking ahead" or similar words, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Trust intends that such forward-looking statements be subject to the safe harbors created by such Acts. These forward-looking statements include statements regarding the intent, belief or current expectations of the Trust, its Trustees or its officers in respect of (i) the Trust's ability to meet the American Stock Exchange's continued listing requirements; (ii) the declaration or payment of dividends; (iii) the management or operation of the Hotels; (iv) the adequacy of reserves for renovation and refurbishment; (v) the Trust's financing plans; (vi) the Trust's position regarding investments, acquisitions, developments, financings, conflicts of interest and other matters; and (vii) trends affecting the Trust's or any Hotel's financial condition or results of operations.

        These forward-looking statements reflect the Trust's current views in respect of future events and financial performance, but are subject to many uncertainties and factors relating to the operations and business environment of the Hotels which may cause the actual results of the Trust to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties include, but are not limited to:

  •
  fluctuations in hotel occupancy rates;

  •
  changes in room rental rates which may be charged by InnSuites Hotels in response to market rental rate changes or otherwise;

  •
  interest rate fluctuations;

  •
  changes in federal income tax laws and regulations;

  •
  competition;

  •
  any changes in the Trust's financial condition or operating results due to acquisitions or dispositions of hotel properties;

  •
  real estate and hospitality market conditions;

  •
  hospitality industry factors;

  •
  terrorist attacks or other acts of war;

  •
  outbreaks of communicable diseases;

  •
  natural disasters;

  •
  local or national economic and business conditions, including, without limitation, conditions which may affect public securities markets generally, the hospitality industry or the markets in which the Trust operates or will operate; and

  •
  uncertainties the Trust might encounter in changing from a REIT to a tax-paying entity.

        The Trust does not undertake any obligation to update publicly or revise any forward-looking statements whether as a result of new information, future events or otherwise. Pursuant to Section 21E(b)(2)(E) of the Securities Exchange Act of 1934, the qualifications set forth hereinabove are inapplicable to any forward-looking statements relating to the operations of the Partnership.

RESALES OF ACQUIRED TRUST SHARES

        James F. Wirth and his affiliates (including the Note Holders), as affiliates of the Trust defined under Rule 145 of the Securities Act of 1933, generally may not sell the Shares of the Trust acquired pursuant to any of the Proposals except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 promulgated by the SEC under the Securities Act. Generally, the term "affiliates" include directors, executive officers, and beneficial owners of 10% or more of any class of capital stock.

        The Trust has received a letter of agreement from Mr. Wirth and his affiliates (including the Note Holders) by which they agreed, among other things, not to offer to sell, transfer or otherwise dispose of any of the Shares distributed to them pursuant to any of the Proposals except in compliance with Rule 144 and Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. The Trust may place restrictive legends on its certificates for its Shares that are issued to Mr. Wirth and his affiliates (including the Note Holders) under the Securities Act.

OTHER MATTERS

        The Trustees know of no matters to be presented for action at the 2004 Annual Meeting other than those described in this Proxy Statement. Should other matters come before the meeting, the Shares represented by proxies solicited hereby will be voted with respect thereto in accordance with the best judgment of the proxy holders.

OTHER INFORMATION

Shareholder Proposals

        If a shareholder intends to present a proposal at the 2005 Annual Meeting, it must be received by the Trust for consideration for inclusion in the Trust's Proxy Statement and form of proxy relating to that meeting on or before July     , 2005. A shareholder who wishes to present a proposal at the 2005 Annual Meeting, but not have such proposal included in the Trust's Proxy Statement and form of proxy relating to that meeting, must notify the Trust of such proposal before September    , 2005. If notice of the proposal is not received by the Trust by such date, then the proposal will be deemed untimely and the Trust will have the right to exercise discretionary voting authority and vote proxies returned to the Trust with respect to such proposal.

Documents Incorporated by Reference

        The SEC requires the Trust to "incorporate by reference" information into this Proxy Statement, which means that the Trust discloses important information by referring shareholders to documents filed separately with the SEC. The following documents are incorporated by reference in this Proxy Statement and are deemed to be a part hereof, and which are being delivered to the Trust's shareholders with this Proxy Statement:

  •
  The Trust's Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and filed with the SEC on April 30, 2004;

  •
  Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and filed with the SEC on June 1, 2004;

  •
  The Trust's Quarterly Report on Form 10-Q/A for the three months ended April 30, 2004 and filed with the SEC on September 2, 2004;

  •
  The Trust's Quarterly Report on Form 10-Q for the six months ended July 31, 2004 and filed with the SEC on September 20, 2004; and

  •
  The Trust's Current Report on Form 8-K filed with the SEC on April 9, 2004.

Additional Information about the Trust

        The Trust is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such periodic reports, proxy statements and other information, are available for inspection and copying at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. Copies of filed periodic reports, proxy statements and other information may also be obtained by mail, upon payment of the SEC's customary fees, by writing to the SEC's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549. Some of the information filed electronically by the Trust may also be accessed through the SEC's Internet website at http://www.sec.gov. The Trust's Internet website can be accessed at http://www.innsuitestrust.com, although the information on the Trust's Internet website should not be considered to be included or incorporated by reference in this proxy statement.

By order of the Board of Trustees MARC E. BERG Secretary

November    , 2004

YUMA HOSPITALITY PROPERTIES, LTD.
INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report dated October 20, 2004;	F-2
Balance Sheets as of January 31, 2004 and 2003 (unaudited) and July 31, 2004(unaudited)	F-3
Statements of Operations for the fiscal years ended January 31, 2004, 2003 (unaudited) and 2002 (unaudited) and for the six months ended July 31, 2004 (unaudited) and 2003 (unaudited)	F-4
Statements of Partners' Equity for the fiscal years ended January 31, 2004, 2003 (unaudited) and 2002 (unaudited) and for the six months ended July 31, 2004 (unaudited)	F-5
Statements of Cash Flows for the fiscal years ended January 31, 2004, 2003 (unaudited) and 2002 (unaudited) and for the six months ended July 31, 2004 (unaudited) and 2003(unaudited)	F-6
Notes to Financial Statements for the fiscal years ended January 31, 2004, 2003 and 2002	F-7
The following financial statement schedules of Yuma Hospitality Properties Ltd. are included:
Schedule III—Real Estate and Accumulated Depreciation	F-11
Schedule IV—Mortgage Loans on Real Estate	F-12

All other schedules are omitted, as the information is not required or is otherwise furnished.

[LETTERHEAD OF MCGLADREY & PULLEN]
Certified Public Accountants

To the Partners
Yuma Hospitality Properties, LP
Phoenix, Arizona

We have audited the accompanying balance sheet of Yuma Hospitality Properties, LP as of January 31, 2004, and the related statements of operations, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yuma Hospitality Properties, LP as of January 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona
October 20, 2004

YUMA HOSPITALITY PROPERTIES, LTD.
BALANCE SHEETS

		January 31,
	July 31 2004	2004	2003
	(Unaudited)		(Unaudited)
ASSETS
Hotel Properties, Net	$5,658,322	$5,816,773	$5,818,510
Cash and Cash Equivalents	1,400	—	—
Restricted Cash	214	43	135
Accounts Receivable	105,739	—	—
Receivables from Related Party, net of Allowance for Doubtful Accounts of $0, $0 and $64,000, respectively	467,688	132,791	508,322
Prepaid Expenses and Other Assets	82,091	57,432	52,547

	$6,315,454	$6,007,039	$6,379,514

LIABILITIES AND PARTNERS' EQUITY
LIABILITIES
Mortgage note payable	$2,304,094	$2,685,306	$2,919,051
Accounts payable	40,183	2,000	19
Accrued expenses and Other Liabilities	185,186	89,058	96,271

	2,529,463	2,776,364	3,015,341
PARTNERS' EQUITY	3,785,991	3,230,675	3,364,173

TOTAL LIABILITIES AND PARTNERS' EQUITY	$6,315,454	$6,007,039	$6,379,514

See accompanying notes to financial statements

YUMA HOSPITALITY PROPERTIES, LTD.
STATEMENTS OF OPERATIONS

	SIX MONTHS ENDED JULY 31,
				YEARS ENDED JANUARY 31, 2003
	2004	2003	2004		2002
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Revenue
Room	$1,750,489	$1,181,438	$2,743,261	$2,903,681	$2,530,395
Food and Beverage	58,960	39,186	86,755	72,899	59,828
Telecommunications	8,061	5,886	22,410	22,368	29,942
Other	27,867	19,503	66,186	63,185	42,864

TOTAL REVENUE	$1,845,377	$1,246,013	$2,918,612	$3,062,133	$2,663,029
OPERATING EXPENSES
Room	$369,820	$333,820	$642,527	$596,866	$560,365
Food and Beverage	28,342	23,146	67,081	95,423	60,405
Telecommunications	19,250	23,928	61,753	34,704	19,164
Other	19,907	17,257	37,586	46,998	36,309
General and Administrative	225,262	187,437	404,061	393,996	368,185
Sales and Marketing	101,291	52,847	114,585	121,449	132,162
Repairs and Maintenance	83,608	175,205	270,491	159,118	174,317
Hospitality	71,289	68,261	134,117	142,629	133,393
Utilities	81,918	83,953	187,576	191,057	175,478
Real Estate and Personal Property Taxes and Insurance	85,405	87,466	163,830	172,946	164,332
Real estate Depreciation	211,140	186,708	394,561	334,421	305,171
Loss on Disposal	6,528	15,098	15,579	15,309	1,743

OPERATING EXPENSES	$1,303,760	$1,255,126	$2,493,747	$2,304,916	$2,131,024
Interest Expense on Mortgage
Note Payable	116,876	131,945	258,465	279,200	298,109

NET INCOME (LOSS)	$424,741	$(141,058)	$166,400	$478,017	$233,896

See accompanying notes to financial statements

YUMA HOSPITALITY PROPERTIES, LTD.
STATEMENT OF PARTNERS' EQUITY

Balance, January 31, 2001, (Unaudited)	$2,833,927
Net Income	233,896
Contributions	206,780
Distributions	(171,039)

Balance, January 31, 2002, (Unaudited)	3,103,564
Net Income	478,017
Contributions	224,818
Distributions	(442,226)

Balance, January 31, 2003, (Unaudited)	3,364,173
Net Income	166,400
Contributions	225,538
Distributions	(525,436)

Balance, January 31, 2004	3,230,675
Net Income	424,741
Contributions	286,016
Distributions	(155,441)

Balance, July 31, 2004, (Unaudited)	$3,785,991

See accompanying notes to financial statements

YUMA HOSPITALITY PROPERTIES, LTD.
STATEMENTS OF CASH FLOWS

	SIX MONTHS ENDED JULY 31,		YEARS ENDED JANUARY 31,
	2004	2003	2004	2003	2002
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
Net Income (Loss)	$424,741	$(141,058)	$166,400	$478,017	$233,896
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Hotel Property Depreciation	211,140	186,708	394,561	334,421	305,171
Loss on Disposal of Hotel Property	6,528	15,098	15,579	15,309	1,743
Changes in Assets and Liabilities:
(Increase) Decrease in Prepaid Expenses and Other Assets	(24,659)	12,080	(4,885)	(66)	5,790
Decrease (Increase) in Accounts Receivable	(105,739)	—	—	—	—
Increase (Decrease) in Accrued Expenses and Other Liabilities	96,128	(880)	(7,213)	(1,355)	(979)
(Decrease) Increase in Accounts Payable	38,183	(19)	1,981	19	(131)

NET CASH PROVIDED BY OPERATING ACTIVITIES	646,322	71,929	566,423	826,345	545,490

CASH FLOW FROM INVESTING ACTIVITIES
Improvements and Additions to Hotel Properties	(59,217)	(344,872)	(408,403)	(226,896)	(76,042)
Change in Restricted Cash	(171)	(21,484)	92	31,144	(31,128)

NET CASH USED IN INVESTING ACTIVITIES	(59,388)	(366,356)	(408,311)	(195,752)	(107,170)

CASH FLOW FROM FINANCING ACTIVITIES
Principal Payments on Mortgage Notes Payable	(381,212)	(114,181)	(233,745)	(213,169)	(194,404)
Capital contributions	286,016	180,349	225,538	224,818	206,780
Distributions to Partners	(155,441)	(55,210)	(525,436)	(442,226)	(171,039)
Receivable From Related Party	(334,897)	283,469	375,531	(200,016)	(301,238)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(585,534)	294,427	(158,112)	(630,593)	(459,901)

NET INCREASE (DECREASE) IN CASH	1,400	—	—	—	(21,581)
CASH AT BEGINNING OF PERIOD	—	—	—	—	21,581

CASH AT END OF PERIOD	$1,400	$—	$—	$—	$—

SUPPLEMENT DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$114,814	$132,825	$260,267	$280,843	$299,608

YUMA HOSPITALITY PROPERTIES, LTD.
NOTES TO FINANCIAL STATEMENTS

1.     Nature of Operations and Basis of Presentation

        The 2004 Yuma LP financial statements have been audited by McGladrey & Pullen, LLP. The 2003 and 2002 Yuma LP financial statements have not been audited. The 2002 consolidated financial statements of InnSuites Hospitality Trust, including the parent company of Yuma LP, were audited by other auditors, therefore, McGladrey & Pullen, LLP has no association with the 2002 financial statements.

        Yuma Hospitality Properties, Ltd. ("Yuma LP") owns a 166-unit hotel property in Yuma, Arizona (the "Yuma Hotel"). As of January 31, 2004, Yuma LP leased the Yuma Hotel property to InnSuites Hotels, Inc. ("IHI"), which operated the hotel under a Percentage Lease agreement. Yuma LP received rental income from IHI based on IHI's operating revenues at the Yuma Hotel. Effective May 1, 2004, that agreement was cancelled, as described below.

        RRF Limited Partnership (the "Partnership") is the sole general partner of Yuma LP. InnSuites Hospitality Trust (the "Trust") is the sole general partner of the Partnership. The Trust is also the sole stockholder of IHI. The Trust held a sole general partnership interest of 51.54% and 50.80% as of January 31, 2004 and 2003, respectively.

        As of January 31, 2004 and 2003, the Partnership held a 99.9% sole general partnership interest in Yuma LP. Accounting and overhead expenses that relate to Yuma LP and other related subsidiaries are recognized by the Partnership and are not reflected in the Yuma LP financial statements.

        The Yuma LP financial statements for the six months ended July 31, 2004 and 2003 have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of such financial statements have been included. Operating results for the six-month period ended July 31, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ended January 31, 2005. For further information, refer to the consolidated financial statements and footnotes thereto included in this report as of and for the year ended January 31, 2004.

        On May 1, 2004, Yuma LP and InnSuites Hotels agreed to terminate the Percentage Lease agreement for the hotel. As a result, Yuma LP will operate its hotel and the operating results of the hotel will be on Yuma LP's financial records for all periods as the operations have been combined similar to a pooling of interests since the entities are under common control.

2.     Summary of Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Yuma LP's financial results were affected by numerous factors, primarily IHI's ability to generate revenues from operations at the Yuma Hotel, which were affected by the economy, competition in the hotel industry and the effect of the economy on the travel and hospitality industries. Yuma LP cannot predict if any of the above items will have a significant impact on its financial results in the future, nor can it predict what impact, if any, the occurrence of these or other events might have its operations and cash flows. Significant estimates and assumptions made by management are used for, but not limited to, the estimated useful lives of long-lived assets and estimates of future cash flows used to test a long-lived asset for recoverability, and the fair values of the long-lived assets.

  Hotel Property

        Yuma LP's hotel property is stated at cost and is depreciated using the straight-line method over estimated lives ranging from 10 to 40 years for buildings and improvements and 3 to 7 years for furniture and equipment.

        Yuma LP adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," in accounting for its hotel property effective the beginning of fiscal year 2003, and previously applied SFAS No. 121 in accounting for its hotel property in fiscal year 2002. The adoption of SFAS No. 144 had no significant effect on Yuma LP's financial statements.

        Yuma LP applies SFAS No. 144 to determine when it is required to test an asset for recoverability of its carrying value. If the carrying amount of an asset exceeds the estimated undiscounted future cash flows over its estimated remaining life, Yuma LP recognizes an impairment expense to reduce the asset's carrying value to its fair value. The estimated future cash flows are based upon, among other things, assumptions about expected future operating performance, and may differ from actual cash flows. Long-lived assets evaluated for impairment are analyzed on a property-specific basis independent of the cash flows of other groups of assets. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the assets, the assets will be written down to the estimated fair value in the period in which the determination is made. Yuma LP determines the estimated useful lives of its assets based on the expected future economic benefit of the asset and its ability to hold such assets. Fair value is determined by the most current third-party property appraisal, if available. Evaluation of future cash flows is based on historical experience and other factors, including certain economic conditions and committed future bookings. Yuma LP has determined that no impairment of long-lived assets currently exists.

  Cash and Cash Equivalents

        Yuma LP considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

  Revenue Recognition

        Room, Food and Beverage, Telecommunications, and Other revenue are recognized as earned as services are provided and items are sold.

  Receivables

        Accounts receivable are carried at original amounts less an estimate made for doubtful receivables based on a review of outstanding amounts on a quarterly basis. Management records an allowance for doubtful accounts for 50% of the balances over 90 days and 100% of the balances over 120 days. Accounts receivables are written off when deemed uncollectible. Recoveries, if any, of receivables previously written off are recorded when received. The Trust does not charge interest on accounts receivable balances.

  Receivables from Related Party

        The entire receivable balance relates to IHI. Yuma LP records an allowance when it believes any portion of a receivable may not be collected.

  Income Taxes

        Yuma LP is organized as a limited partnership under the laws of the state of Arizona. In lieu of corporation federal and state income taxes, the partners are taxed on their proportionate share of taxable income. Therefore, no provision or liability for federal or state income taxes has been included in the Yuma LP financial statements.

  Personal Assets and Liabilities

        In accordance with the generally accepted method of presenting partnership financial statements, the Yuma LP financial statements do not include the personal assets and liabilities of the Yuma LP partners, including their obligation for income taxes on their distributive shares of the income of Yuma LP.

  Fair Value of Financial Instruments

        For disclosure purposes, fair value is determined by using available market information and appropriate valuation methodologies.

        The fair value of the mortgage note payable by Yuma LP is estimated by using the current interest rates that would be available for similar loans having the same remaining maturities. The carrying value of rent receivable and other receivables, accounts payable and accrued expenses approximate their respective fair values, due to their short-term nature. See Note 5 "Fair Value of Financial Instruments."

3.     Hotel Property

        The Yuma LP hotel property consisted of the following:

		January 31,
	July 31, 2004
		2004	2003
	(Unaudited)		(Unaudited)
Land	$251,649	$251,649	$251,649
Building and improvements	6,202,775	6,197,815	5,970,191
Furniture, fixtures and equipment	1,100,441	1,066,371	933,919

Total hotel property	7,554,865	7,515,835	7,155,759
Less accumulated depreciation	1,896,543	1,699,062	1,337,249

Hotel property, net	$5,658,322	$5,816,773	$5,818,510

4.     Mortgage Note Payable

        At January 31, 2004, Yuma LP had a mortgage note payable outstanding that was secured by the Yuma Hotel. The mortgage note is due in monthly installments of $41,168, including interest of 9.25% per year, through August 1, 2011. The balance of the note as of January 31, 2004 and 2003 was $2,685,306 and $2,919,051, respectively.

        Scheduled minimum mortgage note payments as of January 31, 2004 are as follows:

Fiscal Year Ended	Amount
2005	$256,307
2006	281,047
2007	308,175
2008	337,921
2009	370,539
Thereafter	1,131,317

$2,685,306

5.     Fair Value of Financial Instruments

        The carrying amounts and fair values of Yuma LP's significant financial instruments at January 31, 2004 and 2003 are as follows:

	2004		2003 (Unaudited)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Mortgage note payable	$2,685,306	$2,917,000	$2,919,051	$3,081,000

6.     Supplemental Cash Flow Disclosures

        During the fiscal year ended January 31, 2004, Yuma LP forgave $450,927 of rent receivable from IHI in exchange for IHI's extension of the Percentage Lease agreement for one additional year. The transaction was recorded as a distribution from Yuma LP.

7.     Termination of Percentage Lease (Unaudited)

        Effective May 1, 2004, the Percentage Lease under which IHI leased the Yuma Hotel, and pursuant to which IHI subsequently contracted with Suite Hospitality Management, Inc. (the "Management Company") for management services and with InnSuites Licensing Corp. ("Licensing Corp.") for trademark and licensing services, was terminated. Following the termination of the Percentage Lease, IHI will manage the Yuma Hotel on behalf of the Partnership, since as a result of the Trust's termination of its REIT status the utilization of independent management companies such as the Management Company and Licensing Corp. is no longer required. IHI will receive management fees based upon the same fee structure under which the Management Company rendered management services and Licensing Corp. rendered trademark and licensing services to the Yuma Hotel.

8.     General and Administrative Expense

        General and Administrative expense includes $45,114 and $35,443 of management and franchise fees to related parties for the six months ended July 31, 2004 and 2003, respectively. For the fiscal years ended January 31, 2004 and 2003, General and Administrative expense includes management and franchise fees to related parties of $82,298 and $113,544, respectively.

SCHEDULE III

YUMA HOSPITALITY PROPERTIES, LTD.
REAL ESTATE AND ACCUMULATED DEPRECIATION
AS OF JANUARY 31, 2004

	Initial Cost to Tenant			Cost Capitalized Subsequent to Acquisition		Gross Amounts at Which Carried at Close of Period
	Encumbrances	Land	Building and Improvements	Land	Building and Improvements	Land	Building and Improvements
InnSuites Hotels and Suites
Yuma
Yuma, Arizona	2,685,306	251,649	4,983,292	—	1,214,523	251,649	6,197,815

	$2,685,306	$251,649	$4,983,292	$—	$1,214,523	$251,649	$6,197,815

	Total (A)	Accumulated Depreciation	Net Book Value Land and Buildings Improvements	Date of Construction	Date of Acquisition	Depreciation in Income Statement is Computed
InnSuites Hotels and Suites
Yuma
Yuma, Arizona	6,449,465	1,037,087	5,412,377	1982	1998	5-40 years

	$6,449,465	$1,037,087	$5,412,377

(See accompanying independent auditors report.)

(A)
Aggregate cost for federal income tax purposes at January 31, 2004 and 2003 are as follows:

	2003	2004
Land	$251,649	$251,649
Buildings and improvements	1,569,063	1,629,162

	$1,820,712	$1,880,811

        Reconciliation of Real Estate:

Balance at January 31, 2001	$6,032,268
Reclassification from FF&E	34,414
Improvement to Hotel Properties	25,339

Balance at January 31, 2002	$6,092,021
Improvement to Hotel Properties	129,819

Balance at January 31, 2003	$6,221,840
Improvement to Hotel Properties	227,625

Balance at January 31, 2004	$6,449,465

SCHEDULE IV

MORTGAGES LOANS ON REAL ESTATE

Description	Interest Rate	Maturity Date	Periodic Payment Term	Face Amount of Mortgages	1/31/04 Carrying Amount
Mortgage Note Secured by Yuma, AZ property	9.250%	8/1/2011	180 monthly installments	$4,000,000	$2,685,306

Mortgage Note Reconciliation

Balance at January 31, 2001		$3,326,624
Deductions during period:
	Principal payments	(194,404)

Balance at January 31, 2002		3,132,220
Deductions during period:
	Principal payments	(213,169)

Balance at January 31, 2003		2,919,051
Deductions during period:
	Principal payments	(233,745)

Balance at January 31, 2004		$2,685,306

APPENDIX A

INNSUITES HOSPITALITY TRUST

AMENDED AND RESTATED
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF TRUSTEES

(Adopted April 2004)

STATEMENT OF POLICY AND PURPOSE

        The Board of Trustees of InnSuites Hospitality Trust (the "Trust") has appointed an Audit Committee (the "Committee") to oversee accounting and financial reporting processes and the audit of the Trust's financial statements. Specifically, the Committee shall be directly responsible for: (1) surveillance of internal accounting and financial controls, (2) the review of the independent auditors' qualifications and independence, (3) appointment, compensation, retention and oversight of the work of the independent auditors, (4) the performance of the Trust's internal audit functions, and (5) compliance with legal and regulatory requirements relating to accounting and financial reporting.

        The Committee shall create and maintain an environment for internal control and for the integrity of the Trust's financial statements by:

  1.
  assisting the Board of Trustees in its fiduciary responsibilities relating to the Trust's financial reporting standards and practices;

  2.
  determining the adequacy of the Trust's financial reporting process and promoting the continuing emphasis on internal controls regarding finance and accounting;

  3.
  monitoring the independence and performance of the Trust's independent auditors;

  4.
  maintaining open, continuing and direct communication with the Trust's independent auditors and the Board of Trustees; and

  5.
  reviewing management's monitoring of compliance with the Trust's Code of Conduct and Ethics and Code of Ethics, and with federal, state and local laws and regulations, in each case relating to accounting and financial reporting.

COMPOSITION AND TERM

        The Committee is a committee of the Board of Trustees and shall have at least three independent members, with membership restricted to outside, independent directors who meet the independence standards specified in Section 121A of the American Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. In addition, such members of the Committee shall be free from any material relationship that, in the opinion of the Board of Trustees, would interfere with the exercise of his or her independent judgment as a member of the Committee.

        All members of the Committee shall have a working familiarity with basic finance and accounting practices and shall be able to read and understand fundamental financial statements, including the Trust's balance sheet, income statement and cash flow statement. In addition, at least one member of the Committee shall be "financially sophisticated," in that he or she shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or a background which results in financial sophistication, including, but not limited to, being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. A member of the Committee who qualifies as a "financial expert" under Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934 is presumed to be "financially sophisticated" for purposes of satisfying these requirements.

        The Chairman and all members of the Committee shall be appointed annually by the Board of Trustees at the Board of Trustees' meeting held immediately following the annual shareholders' meeting each year.

ADMINISTRATIVE MATTERS

        The Committee shall hold such meetings as deemed necessary, but not less than once per fiscal quarter. The Chairman of the Committee shall prepare and/or approve an agenda in advance of each meeting. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. At least annually, the Committee shall meet privately in executive session with management and the independent auditors, and as a committee, to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chairman, should communicate with management and the independent auditors quarterly to review the Trust's financial statements and significant findings based upon the auditors' limited review procedures.

AUTHORITY

        The Trust's independent auditors shall report directly to the Committee.

        The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and the Committee shall have direct access to the independent auditors as well as anyone in the Trust's organization. The Committee has the ability to engage and retain, at the Trust's expense, independent counsel and other advisors, including special accounting, legal or other consultants or experts, it deems necessary in the performance of the Committee's duties.

        The Trust shall provide appropriate funding to the Committee, as determined by the Committee, for the payment of: (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Trust, (2) compensation to any counsel and advisors employed by the Committee it deems necessary in the performance of its duties, and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

DUTIES AND RESPONSIBILITIES

        The Committee's principal responsibility is to oversee accounting and financial reporting processes and the audit of the Trust's financial statements. The Trust's management is responsible for preparing the Trust's financial statements and the independent auditors are responsible for auditing and/or reviewing such financial statements. While the Committee has the powers and responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Trust's financial statements present fairly the financial position, the results of operations and the cash flows of the Trust, in compliance with accounting principles generally accepted in the United States of America. Those functions are the responsibility of the Trust's management and its internal auditors.

        In carrying out its duties, the Committee shall:

  a.
  review and update the Committee's Charter annually and submit the Charter to the Board of Trustees for approval;

  b.
  have the Charter published at least once every three years in accordance with Securities and Exchange Commission regulations;

  c.
  appoint, retain, and, when appropriate, replace, the Trust's independent auditors and approve the fees and terms of each engagement;

  d.
  oversee the work of the Trust's independent auditors, who shall report directly to the Committee;

  e.
  annually confirm and assure the independence of the independent auditors, and receive from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Trust, consistent with Independence Standards Board Standard 1, as amended;

  f.
  evaluate and discuss with the independent auditors their audit plans and scope for the coming year and any non-audit services performed or planned;

  g.
  review and approve in advance all services to be performed by the independent auditors, including pre-approval of all permissible non-audit services;

  h.
  direct the independent auditors to perform their review of quarterly unaudited financial information before it is filed with the Securities and Exchange Commission and to notify the Committee in a timely manner if there are any matters of concern;

  i.
  review the Trust's annual financial statements, including any report rendered by the independent auditors, and discuss with management and the independent auditors of significant issues regarding accounting principles, practices and judgments;

  j.
  prepare a written report annually for the Trust's proxy statement indicating review of the annual audited financial statements, communication with the auditors and independence;

  k.
  discuss with the independent auditors their audit report and their comments arising from the audit of the Trust's financial statements, including:

  i.
  whether the auditors are satisfied with the financial statements and related disclosures;

  ii.
  their knowledge of the existence of any material errors, fraud, illegal acts, sensitive or unsupported transactions or other irregularities;

  iii.
  whether the auditors encountered any difficulties in the course of audit work or were restricted in performing their examination; and

  iv.
  the nature and resolution of any significant disagreements with management on financial accounting and reporting matters;

  l.
  discuss the quality, and not just the acceptability, of the Trust's accounting principles;

  m.
  discuss past audit adjustments;

  n.
  discuss certain matters required to be communicated to Committees in accordance with Statement on Auditing Standards No. 61, as amended, including:

  i.
  the auditor's responsibility under generally accepted auditing standards;

  ii.
  significant accounting policies;

  iii.
  management judgments and accounting estimates;

  iv.
  significant audit adjustments;

  v.
  other information in documents containing audited financial statements;

  vi.
  disagreements with management, including accounting principles, the scope of the audit, and disclosures; and

    vii.
    consultation with other accountants by management;

  o.
  approve with management any contemplated changes in the Trust's accounting and reporting policies, and any newly promulgated or proposed accounting and reporting standards that are anticipated to have a material effect on the financial statements;

  p.
  at least on an annual basis, review with the Trust's counsel major litigation risks being managed by the Trust, as well as compliance with applicable laws and regulations, and make arrangements to accommodate the potential effect on the Trust's financial statements;

  q.
  discuss with management, as appropriate, management's procedures for monitoring compliance with the Trust's Code of Conduct and take steps to ensure that the procedures are being performed;

  r.
  evaluate financial and accounting personnel succession planning within the Trust;

  s.
  review and approve in advance all related party transactions involving Trustees and officers, and review potential conflicts of interest;

  t.
  in consultation with management and the independent auditors, examine the integrity of the Trust's financial reporting processes and controls;

  u.
  at least on an annual basis, review and discuss the adequacy of the Trust's disclosure controls and procedures;

  v.
  discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures;

  w.
  meet privately and separately with the Chief Financial Officer and Chief Accounting Officer of the Trust to discuss any other matter that may assist the Committee in performing its duties;

  x.
  establish and implement procedures for the receipt, retention and treatment of complaints received by the Trust regarding accounting, internal accounting controls or auditing matters;

  y.
  establish and implement procedures for the confidential, anonymous submission by employees of the Trust of concerns regarding questionable accounting or auditing matters;

  z.
  periodically, but not less than annually, review the rules promulgated by the Securities and Exchange Commission and the American Stock Exchange relating to the qualifications, activities, responsibilities and duties of the Committee and take, or recommend that the Board of Trustees take, appropriate action to comply with such rules;

  aa.
  perform such other functions required by law, the Trust's Declaration of Trust and/or the Board of Trustees; and

  bb.
  maintain minutes of meetings and periodically report to the Board of Trustees on significant results of the foregoing activities.

INNSUITES HOSPITALITY TRUST	P R O X Y THIS PROXY IS SOLICITED ON BEHALF OF THE TRUSTEES
PLEASE SIGN AND RETURN THIS PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING
The undersigned hereby appoints MARC E. BERG and ANTHONY B. WATERS as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the Shares of Beneficial Interest of InnSuites Hospitality Trust held of record by the undersigned on October 27, 2004 at the Annual Meeting of Shareholders to be held on December 10, 2004 or at any adjournments thereof.
	1.	Election of Trustees.
		FOR the nominees listed below ☐ (except as marked to the contrary below)	WITHHOLD AUTHORITY ☐ to vote for nominee listed below
STEPHEN A MCCONNELL JAMES F. WIRTH PETER A. THOMA
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND	2.	The following proposals relating to the Trust's efforts to meet the continued listing standards of the American Stock Exchange:
		A.	Approval of the issuance of Shares of Beneficial Interest of the Trust in exchange for the cancellation of indebtedness of the Trust owed to RRF Limited Partnership.
			FOR Approval ☐	AGAINST Approval ☐	ABSTAIN ☐
		B.	Approval of the issuance of Shares of Beneficial Interest of the Trust in consideration of the Trust's acquisition of all general partner interests of Yuma Hospitality Properties, Ltd.
			FOR Approval ☐	AGAINST Approval ☐	ABSTAIN ☐
		C.	Approval of the issuance of Shares of Beneficial Interest of the Trust in exchange for the cancellation of indebtedness of the Trust owed to certain affiliates of James F. Wirth.
			FOR Approval ☐	AGAINST Approval ☐	ABSTAIN ☐
D.
Approval of the issuance of Shares of Beneficial Interest of the Trust upon the conversion of Class B limited partnership units in RRF Limited Partnership into Shares of Beneficial Interest by James F. Wirth and his affiliates.
			FOR Approval ☐	AGAINST Approval ☐	ABSTAIN ☐
	3.	In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.
(Continued, and to be signed, on the other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2A, 2B, 2C and 2D.

Please sign exactly as name appears below.	When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	Dated:	, 2004

Signature

Signature if held jointly

Please Sign and Return the Proxy Card Promptly

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SUMMARY OF PROPOSAL TERMS
ELECTION OF TRUSTEES (Proposal 1 on the Proxy Card)
BOARD COMMITTEES
COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS
TRUST PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
CERTAIN INFORMATION CONCERNING THE TRUST
ADDITIONAL PROPOSALS (PROPOSALS 2A, 2B, 2C AND 2D ON THE PROXY CARD)
PROPOSAL 2A Exchange of Shares for Cancellation of Debt (the Debt Cancellation Proposal)
PROPOSAL 2B Acquisition of the Sole General Partnership Interest of Yuma Hospitality Properties, Ltd. (the Acquisition Proposal)
PROPOSAL 2C Exchange of Shares for Cancellation of Notes (the Notes Cancellation Proposal)
PROPOSAL 2D Conversion of Class B Limited Partnership Units into Shares (the Units Conversion Proposal)
PURPOSES OF PROPOSALS 2A, 2B, 2C AND 2D
UNAUDITED PRO FORMA FINANCIAL INFORMATION
InnSuites Hospitality Trust Pro Forma Financial Statement For the Six Months Ended July 31, 2004
InnSuites Hospitality Trust Pro Forma Financial Statement For the Six Months Ended July 31, 2004
InnSuites Hospitality Trust Pro Forma Balance Sheet As of July 31, 2004
INNSUITES HOSPITALITY TRUST NOTES TO PRO FORMA FINANCIAL INFORMATION
EFFECT OF THE PROPOSALS
INTERESTS OF CERTAIN PEOPLE IN THE PROPOSALS
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
RESALES OF ACQUIRED TRUST SHARES
OTHER MATTERS
OTHER INFORMATION
YUMA HOSPITALITY PROPERTIES, LTD. INDEX TO FINANCIAL STATEMENTS
YUMA HOSPITALITY PROPERTIES, LTD. BALANCE SHEETS
YUMA HOSPITALITY PROPERTIES, LTD. STATEMENTS OF OPERATIONS
YUMA HOSPITALITY PROPERTIES, LTD. STATEMENT OF PARTNERS' EQUITY
YUMA HOSPITALITY PROPERTIES, LTD. STATEMENTS OF CASH FLOWS
YUMA HOSPITALITY PROPERTIES, LTD. NOTES TO FINANCIAL STATEMENTS
  SCHEDULE III
YUMA HOSPITALITY PROPERTIES, LTD. REAL ESTATE AND ACCUMULATED DEPRECIATION AS OF JANUARY 31, 2004
  SCHEDULE IV
MORTGAGES LOANS ON REAL ESTATE
APPENDIX A
INNSUITES HOSPITALITY TRUST AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES (Adopted April 2004)